Exhibit 99

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

INDEX TO EXHIBIT

Page Reference
Index	1

Consolidated Financial Statements:

Income for each of the three years in the period ended December 31, 2005	2

Comprehensive income for each of the three years in the period ended December 31, 2005	3

Balance sheets at December 31, 2005 and 2004	4

Cash flows for each of the three years in the period ended December 31, 2005	5

Stockholders’ equity for each of the three years in the period ended December 31, 2005	6

Notes to financial statements	7

Report of Independent Registered Public Accounting Firm	35

Summary of Selected Financial Data	36

Management’s Discussion and Analysis of Financial Condition and Results of Operations	37

Exhibit 12 – Computation of Ratio of Earnings to Fixed Charges	53

Financial statement schedules have been omitted because the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements or the notes thereto.

Consolidated Statements of Income

(Millions of dollars, except share and per-share amounts)

	For the years ended December 31,
	2005	2004	2003
Net revenue	$12,335	$11,552	$8,911
Operating costs and expenses:
Cost of revenue	6,319	6,295	5,256
Research and development (R&D)	1,986	1,946	1,724
Selling, general and administrative (SG&A)	1,471	1,351	1,166

Total	9,776	9,592	8,146

Profit from operations	2,559	1,960	765
Other income (expense) net	205	233	324
Interest expense on loans	9	21	39

Income from continuing operations before income taxes	2,755	2,172	1,050
Provision (benefit) for income taxes	582	481	(15)

Income from continuing operations	2,173	1,691	1,065
Income from discontinued operations, net of income taxes	151	170	133

Net income	$2,324	$1,861	$1,198

Basic earnings per common share:
Income from continuing operations	$1.33	$.98	$.62

Net Income	$1.42	$1.08	$.69

Diluted earnings per common share:
Income from continuing operations	$1.30	$.96	$.60

Net Income	$1.39	$1.05	$.68

Average shares outstanding (millions):
Basic	1,640	1,730	1,731

Diluted	1,671	1,768	1,766

Cash dividends declared per share of common stock	$.105	$.089	$.085

See accompanying notes.

Consolidated Statements of Comprehensive Income

(Millions of dollars)

	For the years ended December 31,
	2005	2004	2003
Income from continuing operations	$2,173	$1,691	$1,065
Accumulated other comprehensive income (loss):
Minimum pension liability adjustment:
Annual adjustment (net of tax benefit (expense) of ($79), $7 and ($58))	103	(8)	107
Changes in available-for-sale investments:
Annual adjustment (net of tax benefit (expense) of $2, $11 and ($71))	(3)	(21)	133
Reclassification of recognized transactions (net of tax benefit (expense) of ($1), ($3) and $74)	2	5	(137)

Total	102	(24)	103

Total from continuing operations	2,275	1,667	1,168

Income from discontinued operations, net of income taxes	151	170	133

Total comprehensive income	$2,426	$1,837	$1,301

See accompanying notes.

Consolidated Balance Sheets

(Millions of dollars, except share amounts)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$1,214	$2,663
Short-term investments	4,116	3,690
Accounts receivable, net of allowances	1,648	1,545
Inventories	1,185	1,170
Deferred income taxes	619	554
Prepaid expenses and other current assets	135	255
Assets of discontinued operations	495	430

Total current assets	9,412	10,307

Property, plant and equipment at cost	8,374	9,049
Less accumulated depreciation	(4,644)	(5,255)

Property, plant and equipment, net	3,730	3,794

Equity and debt investments	236	264
Goodwill	677	677
Acquisition-related intangibles	60	110
Deferred income taxes	393	449
Capitalized software licenses, net	243	303
Prepaid retirement costs	199	263
Other assets	113	132

Total assets	$15,063	$16,299

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$301	$11
Accounts payable	702	518
Accrued expenses and other liabilities	948	839
Income taxes payable	154	194
Accrued profit sharing and retirement	121	248
Liabilities of discontinued operations	151	124

Total current liabilities	2,377	1,934

Long-term debt	329	368
Accrued retirement costs	136	580
Deferred income taxes	23	40
Deferred credits and other liabilities	261	314

Total liabilities	3,126	3,236

Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	—	—
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: 2005 – 1,738,780,512; 2004 – 1,738,156,615	1,739	1,738
Paid-in capital	742	750
Retained earnings	13,394	11,242
Less treasury common stock at cost.
Shares: 2005 – 142,190,707; 2004 – 20,041,497	(3,856)	(480)
Accumulated other comprehensive income (loss), net of tax:
Minimum pension liability	(65)	(168)
Unrealized gains (losses) on available-for-sale investments	(16)	(15)
Unearned compensation	(1)	(4)

Total stockholders’ equity	11,937	13,063

Total liabilities and stockholders’ equity	$15,063	$16,299

See accompanying notes.

Consolidated Statements of Cash Flows

(Millions of dollars)

	For the years ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$2,324	$1,861	$1,198
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Income from discontinued operations	(151)	(170)	(133)
Depreciation	1,346	1,449	1,395
Stock-based compensation	175	18	15
Amortization of capitalized software	126	119	96
Amortization of acquisition-related intangibles	55	69	98
Purchased in-process research and development	—	—	23
(Gains)/losses on investments	(2)	1	(171)
(Gains)/losses on sales of assets	(25)	—	—
Deferred income taxes	(194)	70	76
Increase/(decrease) from changes in:
Accounts receivable	(127)	(214)	(192)
Inventories	(23)	(257)	(192)
Prepaid expenses and other current assets	111	155	(185)
Accounts payable and accrued expenses	254	(68)	254
Income taxes payable	35	54	115
Accrued profit sharing and retirement	(140)	227	12
Noncurrent accrued retirement costs	(154)	(202)	(77)
Other	(2)	(140)	(346)

Net cash provided by operating activities of continuing operations	3,608	2,973	1,986

Cash flows from investing activities:
Additions to property, plant and equipment	(1,288)	(1,260)	(775)
Proceeds from sales of assets	42	—	—
Purchases of cash investments	(5,851)	(3,674)	(4,402)
Sales and maturities of cash investments	5,430	3,809	3,732
Purchases of equity investments	(17)	(22)	(22)
Sales of equity and debt investments	53	32	778
Acquisition of businesses, net of cash acquired	—	—	(128)

Net cash used in investing activities of continuing operations	(1,631)	(1,115)	(817)

Cash flows from financing activities:
Proceeds from loans and long-term debt	275	—	—
Payments on loans and long-term debt	(11)	(435)	(426)
Dividends paid on common stock	(173)	(154)	(147)
Sales and other common stock transactions	461	192	157
Excess tax benefit from stock option exercises	59	—	—
Stock repurchases	(4,151)	(753)	(284)
Decrease in restricted cash	—	—	261

Net cash used in financing activities of continuing operations	(3,540)	(1,150)	(439)

Cash flows from discontinued operations:
Operating activities	164	173	165
Investing activities	(56)	(46)	(25)

Net cash provided by discontinued operations	108	127	140

Effect of exchange rate changes on cash	6	15	(1)

Net increase (decrease) in cash and cash equivalents	(1,449)	850	869
Cash and cash equivalents at beginning of year	2,663	1,813	944

Cash and cash equivalents at end of year	$1,214	$2,663	$1,813

See accompanying notes.

Consolidated Statements of Stockholders’ Equity

(Millions of dollars, except per-share amounts)

	Common Stock	Paid-in Capital		Retained Earnings	Treasury Common Stock	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation
Balance, December 31, 2002	$1,740	$1,042		$8,484	$(229)	$(262)	$(41)
2003
Net income	—	—		1,198	—	—	—
Dividends declared on common stock ($.085 per share)	—	—		(147)	—	—	—
Common stock issued on exercise of stock options	—	(211)		—	397	—	—
Stock repurchases	—	—		—	(303)	—	—
Other stock transactions, net	(2)	70	(a)	—	—	—	—
Change in comprehensive income, net of tax	—	—		—	—	103	—
Unearned compensation amortization	—	—		—	—	—	25

Balance, December 31, 2003	1,738	901		9,535	(135)	(159)	(16)

2004
Net income	—	—		1,861	—	—	—
Dividends declared on common stock ($.089 per share)	—	—		(154)	—	—	—
Common stock issued on exercise of stock options	—	(209)		—	403	—	—
Stock repurchases	—	—		—	(748)	—	—
Other stock transactions, net	—	58	(a)	—	—	—	—
Change in comprehensive income, net of tax	—	—		—	—	(24)	—
Unearned compensation amortization	—	—		—	—	—	12

Balance, December 31, 2004	1,738	750		11,242	(480)	(183)	(4)

2005
Net income	—	—		2,324	—	—	—
Dividends declared on common stock ($.105 per share)	—	—		(173)	—	—	—
Common stock issued on exercise of stock options	1	(338)		—	815	—	—
Stock repurchases	—	—		—	(4,191)	—	—
Stock-based compensation transactions	—	198		—	—	—	—
Other stock transactions, net	—	132	(a)	1	—	—	—
Change in comprehensive income, net of tax	—	—		—	—	102	—
Unearned compensation amortization	—	—		—	—	—	3

Balance, December 31, 2005	$1,739	$742		$13,394	$(3,856)	$(81)	$(1)

(a)	Other stock transactions, net includes, among other things, the income tax benefit realized from exercise of nonqualified stock options. The income tax benefit was $132 million, $58 million and $64 million for 2005, 2004 and 2003.

See accompanying notes.

Notes to Financial Statements

1. Description of Business and Significant Accounting Policies and Practices

Business: Texas Instruments (TI) makes, markets and sells high-technology components; more than 50,000 customers all over the world buy TI products. We have two reportable operating business segments: Semiconductor and Educational & Productivity Solutions (E&PS). Semiconductor accounted for 96 percent of revenue in 2005 and over time averages a higher growth rate than E&PS, although the semiconductor market is characterized by wide swings in growth rates from year to year. The former Sensors & Controls business has been reflected as discontinued operations (see Note 2). Additionally, the radio frequency identification (RFID) systems operations that had been part of the Sensors & Controls business segment are included in the Semiconductor business segment.

In December 2005, we announced an agreement to acquire Chipcon Group ASA (Chipcon), a leading company in the design of short-range, low-power wireless radio frequency (RF) transceiver devices, based in Oslo, Norway. The acquisition will enhance TI’s ability to offer customers complete short-range wireless solutions for consumer, home and building automation applications. We agreed to pay approximately $200 million in cash for Chipcon. The transaction closed in January 2006. Accordingly, Chipcon’s results of operations are not recorded in the financial statements as of December 31, 2005.

In July 2003, we acquired 100 percent of the equity of Radia Communications, Inc. (Radia) for a purchase price of approximately $133 million. The acquisition was made to further TI’s development and product offerings in RF semiconductor, subsystem, signal processing and networking technologies for 802.11 wireless local area networking multi-band/multi-mode radios and was integrated into the Semiconductor business segment.

These acquisitions were accounted for as purchase business combinations, and the results of operations of these businesses are included in the consolidated statements of income from their dates of acquisition. Pro forma information has not been presented as it would not be materially different from amounts reported.

Basis of Presentation: The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and, except for the presentation of the former Sensors & Controls business as discontinued operations, the restatement of the Semiconductor business segment to include the RFID systems operations and the early adoption of a new accounting standard on stock-based compensation (as discussed below in Effects of Stock-based Compensation), on the same basis as the audited financial statements included in the 2004 annual report. The consolidated financial statements include the accounts of all subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes, except per-share amounts, are stated in millions of U.S. dollars unless otherwise indicated. All amounts in the notes reference continuing operations unless otherwise noted. Certain amounts in the prior periods’ financial statements have been reclassified to conform to the 2005 presentation.

The preparation of financial statements requires the use of estimates from which final results may vary.

Foreign Currency: For financial reporting purposes, the functional currency for non-U.S. subsidiaries is the U.S. dollar. Accounts recorded in currencies other than U.S. dollars are remeasured into the functional currency. Current assets (except inventories), deferred income taxes, other assets, current liabilities and long-term liabilities are remeasured at exchange rates in effect at year end. Inventories and property, plant and equipment and depreciation thereon are remeasured at historic exchange rates. Revenue and expense accounts other than depreciation for each month are remeasured at the appropriate daily rate of exchange. Net currency exchange gains and losses from remeasurement are charged or credited on a current basis to other income (expense) net.

Derivatives: We use derivative financial instruments to minimize exposure to foreign currency and interest rate risk. We enter into certain foreign currency derivative instruments that do not meet hedge accounting criteria. These instruments are primarily forward currency exchange contracts that are intended as economic hedges to minimize the adverse earnings impact from the effect of exchange rate fluctuations on our non-U.S. dollar net balance sheet exposures. Gains and losses from forward currency exchange contracts to hedge net balance sheet exposures from remeasurement are credited or charged on a current basis to other income (expense) net.

Gains and losses from other forward currency exchange contracts intended to hedge specific transactions and from terminated forward currency exchange contracts are deferred and included in the measurement of the related transactions.

With respect to long-term debt and its associated interest expense, we seek to maintain a mix of both fixed and variable interest rates that, over time, is expected to moderate financing costs. In order to achieve this goal, we utilize interest rate swaps designated as fair value hedges to change the characteristics of the interest rate stream on the debt from fixed rates to short-term variable rates. Gains and losses from interest rate swaps are included on the accrual basis in interest expense. There is no hedge ineffectiveness related to these swaps. Gains and losses from terminated interest rate swaps are deferred and recognized consistent with the terms of the underlying transaction.

We do not use derivatives for speculative or trading purposes.

Revenue Recognition: Revenue from sales of our products, including shipping fees, is recognized when title to the products is transferred to the customer, which usually occurs upon shipment or delivery, depending upon the terms of the sales order. Estimates of returns for product quality reasons and of price allowances (calculated based upon historical experience, analysis of product shipments and contractual arrangements with customers), are recorded when revenue is recognized. Allowances include discounts for prompt payment, as well as volume-based incentives and special pricing arrangements. In addition, allowances for doubtful accounts are recorded for estimated amounts of accounts receivable that may not be collected.

Revenue from sales to distributors of our products is recognized, net of allowances, based upon delivery of product to the distributors. At the time of delivery, title transfers to the distributors and payment from the distributors is due on our standard commercial terms; payment terms are not contingent upon resale of the product. Credit allowances for the distributors are calculated based on historical data, current economic conditions and contractual terms. For instance, we sell our products to distributors at standard published prices, but we may grant price adjustment credits to distributors in response to individual competitive opportunities they may have. To estimate allowances for this type of credit, we use statistical percentages of revenue, determined quarterly based upon recent historical adjustment trends. We also provide distributors an allowance, to scrap certain slow-moving or obsolete products in their inventory, estimated as a negotiated fixed percentage of purchases from each distributor. In addition, if we publish a new price for a product that is lower than that paid by distributors for the same product still in distributor on-hand inventory, we may credit the distributors for the difference between those prices. The allowance for this type of credit is based on the identified product price difference applied to estimated distributor on-hand inventory of that product. We believe we can reasonably and reliably estimate allowances for these credits in a timely manner.

Royalty revenue is recognized upon sale by the licensee of royalty-bearing products, as estimated by us, and when realization is considered probable by management.

Shipping and handling costs are included in cost of revenue.

Advertising Costs: Advertising and other promotional costs are expensed as incurred. This expense was $126 million in 2005, $92 million in 2004 and $79 million in 2003.

Impairments of Long-lived Assets: Reviews are regularly performed to determine whether facts or circumstances exist that indicate the carrying values of fixed assets, intangible assets or capitalized software licenses are impaired. We assess the recoverability of assets by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is determined by available market valuations, if applicable, or by discounted cash flows.

Income Taxes: We account for income taxes using an asset and liability approach. We record the amount of taxes payable or refundable for the current year and the deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the financial statements or tax returns. When it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is recorded.

Earnings per Share (EPS): Computation and reconciliation of earnings per common share from continuing operations, on a basic and diluted basis, are as follows (shares in millions):

	2005			2004			2003
	Income from Continuing Operations	Shares	EPS	Income from Continuing Operations	Shares	EPS	Income from Continuing Operations	Shares	EPS
Basic EPS	$2,173	1,640	$1.33	$1,691	1,730	$.98	$1,065	1,731	$.62
Dilutives:
Stock-based compensation plans	—	31		—	38		—	35

Diluted EPS	$2,173	1,671	$1.30	$1,691	1,768	$.96	$1,065	1,766	$.60

The EPS computations for 2005, 2004 and 2003 exclude 82 million, 113 million and 116 million shares, respectively, for stock options because their effect would have been antidilutive.

Effects of Stock-based Compensation: We have several stock-based employee compensation plans that are more fully described in Note 14. Prior to July 1, 2005, we accounted for awards granted under those plans following the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No compensation cost was reflected in net income for stock options, as all options granted under the plans have an exercise price equal to the market value of the underlying common stock on the date of the grant (except options granted under employee stock purchase plans and acquisition-related stock option awards). Compensation cost has previously been recognized for restricted stock units (RSUs).

Effective July 1, 2005, we adopted the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payments,” using the modified prospective application method. Under this transition method, compensation cost recognized for the year ended December 31, 2005, includes the applicable amounts of: (a) compensation cost of all stock-based payments granted prior to, but not yet vested as of, July 1, 2005 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in pro forma footnote disclosures), and (b) compensation cost for all stock-based payments granted subsequent to July 1, 2005 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R)). Results for prior periods have not been restated.

Effect of Adopting SFAS No. 123(R):

The amounts below include the impact of recognizing compensation expense related to nonqualified stock options and stock options offered under employee stock purchase plans. Compensation expense related to RSUs was already being recognized before implementation of SFAS No. 123(R), so that component of total stock-based compensation expense is not included in the table below. Compensation expense for RSUs totaled $18 million for the year 2005, $18 million for 2004 and $15 million for 2003, and is included in SG&A. Total stock-based compensation expense, which includes both expense from stock options and RSUs, totaled $175 million for the year ended December 31, 2005.

The following is the effect of adopting SFAS No. 123(R) as of July 1, 2005:

2005
Stock-option compensation expense recognized: (excludes expense for RSUs)
Cost of revenue	$32
R&D	53
SG&A	72

Total decrease in income before taxes	157
Related deferred income tax benefit	52

Decrease in income from continuing operations	$105

Decrease in basic earnings per share	$.06

Decrease in diluted earnings per share	$.06

Stock-based compensation expense has not been allocated to our segments, but is reflected in corporate.

Prior to adopting SFAS No. 123(R), we presented all tax benefits of deductions resulting from the exercise of nonqualified stock options as operating cash flows (reflected in income taxes payable). SFAS No. 123(R) requires the cash flows resulting from excess tax benefits (tax deductions realized in excess of the compensation costs recognized for the options exercised) to be classified as cash flows provided by financing activities. As a result of adopting SFAS No. 123(R), excess tax benefits of $59 million from July 1, 2005, have been classified as cash flows provided by financing activities.

Prior Period Pro Forma Presentations:

Under the modified prospective application method, results for prior periods have not been restated to reflect the effects of implementing SFAS No. 123(R). The following pro forma information, as required by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123,” is presented for comparative purposes and illustrates the pro forma effect on income from continuing operations and earnings per common share from continuing operations for each period presented as if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation prior to July 1, 2005:

	2005	2004	2003
Income from continuing operations, as reported	$2,173	$1,691	$1,065
Add: Stock-based compensation expense included in reported income from continuing operations, net of ($58), ($6) and ($5) tax (including actual SFAS No. 123(R) total stock-based compensation expense recognized since July 1, 2005)	117	12	10
Deduct: Total stock-based compensation expense determined under fair value-based method for all awards, net of $122, $184 and $214 tax	(250)	(367)	(428)
Deduct: Adjustment for retirement-eligible employees, net of $49 tax	(93)	—	—

Adjusted income from continuing operations	$1,947	$1,336	$647

Earnings per common share from continuing operations:
Basic – as reported	$1.33	$.98	$.62

Basic – as adjusted for stock-based compensation expense	$1.19	$.77	$.37

Diluted – as reported	$1.30	$.96	$.60

Diluted – as adjusted for stock-based compensation expense	$1.17	$.76	$.37

In the first quarter of 2005, we reduced the attribution period used for certain grants of nonqualified stock options to recognize fair value-based compensation expense for pro forma disclosure purposes for those stock option recipients who are retirement eligible or become retirement eligible prior to vesting of the awards. Our nonqualified stock options have 10-year terms and generally vest over a four-year service period from the date of grant. Effective January 1, 2005, stock-based compensation expense for retirement-eligible employees is now recognized over a six-month required service period, and for non-retirement-eligible employees, over the shorter of the period from the grant date to the date they become retirement eligible (but not less than the six-month required service period) or the normal four-year vesting period. As a result, we included in our first-quarter 2005 pro forma footnote disclosures a $93 million ($0.05 per share) inception-to-date adjustment of fair value-based compensation expense for both retirement-eligible employees and employees who become retirement eligible prior to vesting of the awards, to reflect the reduced attribution period.

Assumptions:

The fair values for these awards were estimated using the Black-Scholes option-pricing model with the weighted-average assumptions listed below. Because options vest over several years and additional option grants are expected, the effects of these hypothetical calculations on the financial statements are not likely to be representative of similar future calculations.

	2005	2004	2003
Long-term Plans (a)
Weighted average grant date fair value, per share	$10.07	$15.61	$8.13
Weighted average assumptions used:
Expected volatility	50%	56%	58%
Expected lives	5 yrs	5 yrs	5 yrs
Risk-free interest rates	3.77%	3.16%	2.72%
Expected dividend yields	.48%	.33%	.52%

Employee Plans (b)
Weighted average grant date fair value, per share	$4.56	$4.66	$5.03
Weighted average assumptions used:
Expected volatility	36%	35%	63%
Expected lives	.58 yrs	.58 yrs	.58 yrs
Risk-free interest rates	2.44%	1.61%	1.08%
Expected dividend yields	.45%	.42%	.45%

(a)	Includes stock options under the long-term incentive plans and the director plans (see Note 14 for a description of these plans).
(b)	Includes the TI Employees 2002 Stock Purchase Plan and its predecessor plan, the TI Employees 1997 Stock Purchase Plan (see Note 14 for a description of these plans).

Effective July 1, 2005, we changed our assumption of determining expected volatility on all new options granted after that date to rely solely on available implied volatility rates rather than an analysis of historical volatility. After giving consideration to recently available regulatory guidance, we believe that market-based measures of implied volatility are currently the best available indicators of the expected volatility used in these estimates. The effect of this change on income before taxes, net income and basic and diluted earnings per share for the year ended December 31, 2005, was not material.

Expected lives of options are determined based on the historical share option exercise experience of our optionees, using a rolling 10-year average. We believe the historical experience method is the best estimate of future exercise patterns currently available.

Risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options.

Expected dividend yields are based on the approved annual dividend rate in effect and the current market price of TI common stock at the time of grant. No assumption for a future dividend rate change has been included unless there is an approved plan to change the dividend in the near term.

Inventories: Inventories are stated at the lower of cost or estimated net realizable value. Cost is generally computed on a currently adjusted standard cost basis. Prior to January 1, 2006, standard costs were based on the optimal utilization of installed factory capacity. With the adoption of SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” effective January 1, 2006, standard costs will be based on the normal utilization of installed factory capacity, which is not materially different from the optimal rates previously used (see Change in Accounting Standards below). Costs associated with underutilization of capacity are expensed as incurred.

We conduct quarterly inventory reviews for salability and obsolescence. A specific allowance is provided for inventory considered unlikely to be sold. Remaining inventory has a salability and obsolescence allowance based upon the historical disposal percentage. Inventory is written off in the period in which disposal occurs.

Property, Plant and Equipment and Other Capitalized Costs: Property, plant and equipment are stated at cost and prior to January 1, 2006, were depreciated primarily on the 150 percent declining-balance method over their estimated useful lives. Fully depreciated assets are written off against accumulated depreciation. Acquisition-related costs are amortized on a straight-line basis over the estimated economic life of the assets. Capitalized software licenses generally are amortized on a straight-line basis over the term of the license.

Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Change in Depreciation Method: Effective January 1, 2006, as a result of a study made of the pattern of usage of our long-lived depreciable assets, we will adopt the straight-line method of depreciation for all property, plant and equipment. Under the new provisions of SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which become effective as of January 1, 2006, a change in depreciation method is treated as a change in estimate. The effect of the change in depreciation method will be reflected on a prospective basis beginning January 1, 2006, and prior period results will not be restated. As the results of our study indicated that the current estimated useful lives of our assets were appropriate, the depreciable lives of property, plant and equipment assets will not be changed. We believe that the change from the 150 percent declining-balance depreciation method to the straight-line method will better reflect the pattern of consumption of the future benefits to be derived from those assets being depreciated and will provide a better matching of costs and revenues over the assets’ estimated useful lives.

Investments: All investments in equity and debt securities are classified as available-for-sale except for investments in certain mutual funds (described below) that are held to offset deferred compensation liabilities. Equity investments held at December 31, 2005 and 2004, include publicly traded marketable securities and private investments, which are generally non-marketable. Investments in marketable equity and debt securities are stated at fair value, which is based on market quotes where available or estimates by investment advisors or management, as appropriate. Adjustments to fair value of these investments are recorded as an increase or decrease in the accumulated other comprehensive income section of stockholders’ equity except where losses are considered to be other than temporary, in which case the losses are recorded as expenses in other income (expense) net. Marketable securities are considered other-than-temporarily impaired if they have traded below cost basis for more than six months.

Investments in non-marketable equity securities, primarily comprised of investments in early stage development companies and various venture capital funds, are stated at historical cost and are subject to a periodic impairment review. Any impairment considered other than temporary is recorded in other income (expense) net. Cost or amortized cost, as appropriate, is determined on a specific identification basis.

Investments in certain mutual funds are classified as trading and are stated at fair value. These mutual funds hold a variety of debt and equity investments and are intended to generate returns that offset changes in certain liabilities related to deferred compensation arrangements, thus are classified as a long-term investment. Adjustments to fair value of both the mutual funds and the related deferred compensation liabilities are recorded in SG&A expense (see Note 15 for a discussion of Deferred Compensation Arrangements).

Goodwill and Intangible Assets: Goodwill is not amortized but is reviewed for impairment annually, or more frequently if certain indicators arise. We complete our annual goodwill impairment tests as of October 1 of each year for all our business segments, which have been designated as reporting units based on an analysis of economic characteristics and how we operate the business. This annual test is performed by comparing the fair value for each reporting unit to its associated book value including goodwill. For each of the periods presented, the fair value exceeded the carrying value including goodwill, therefore no impairment was indicated.

Intangible assets are amortized on a straight-line basis over their estimated lives. Fully amortized intangible assets are written off against accumulated amortization.

Changes in Accounting Standards: In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which will become effective for us beginning January 1, 2006. This standard clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be expensed as incurred and not included in inventory. In addition, this standard requires that the allocation of fixed production overhead costs to inventory be based on the normal capacity of the production facilities. We have completed the evaluation of the impact of this standard on our financial position and results of operations, and have concluded that the impact of the change will not be material, as the normal capacity rate to be used is not materially different from the optimal capacity rate that we previously used.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This standard provides guidance on the accounting for and reporting of accounting changes and error corrections and will be effective for us beginning January 1, 2006. This standard applies to voluntary changes in existing accounting principles and to new accounting standards that do not specify the transition requirements upon adoption of those standards. Except for changes in depreciation methods, this standard will require retrospective application of the new accounting principle to previous periods reported rather than presenting the cumulative effect of the change as of the beginning of the period of the change. Changes in depreciation methods will be applied on a prospective basis, meaning the effects of the change will be reflected only in current and future periods. Corrections of errors will be reported by restating previously issued financial statements. As mentioned above, we will change our method of depreciation on a prospective basis effective January 1, 2006.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143,” which is effective for us as of December 31, 2005. This interpretation provides additional guidance as to when companies should record the fair value of a liability for a conditional asset retirement obligation when there is uncertainty about the timing or method of settlement of the obligation. We have completed the evaluation of the impact of this standard on our financial position and results of operations, and have determined that the impact of the change was not material.

In November 2005, the FASB issued FASB Staff Position (FSP) Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” (FSP 115-1 and 124-1), which address the determination as to when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. FSP 115-1 and 124-1 also include accounting considerations subsequent to the recognition of an other-than-temporary impairment and require certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. These FSPs will be effective for us beginning January 1, 2006. We are currently evaluating the potential impact these standards may have on our financial position and results of operations, but do not believe the impact will be material.

2. Discontinued Operations

On January 9, 2006, we announced a definitive agreement to sell substantially all of the Sensors & Controls segment, excluding the RFID systems operations, to an affiliate of Bain Capital, LLC, for $3 billion in cash. The sale was completed on April 27, 2006. The former Sensors & Controls business acquired by Bain Capital, LLC was renamed Sensata Technologies (Sensata).

The results of operations of the former Sensors & Controls business are being presented as discontinued operations. The following summarizes results from the discontinued operations of the former Sensors & Controls business for the years ended December 31, 2005, 2004 and 2003, included in the consolidated statements of income:

	2005	2004	2003
Net revenue	$1,057	$1,028	$924
Operating costs and expenses	825	779	724

Income from discontinued operations before income taxes	232	249	200
Provision for income taxes	81	79	67

Income from discontinued operations, net of income taxes	$151	$170	$133

Income from discontinued operations per common share:
Basic	$.09	$.10	$.08

Diluted	$.09	$.10	$.08

Earnings per share amounts from continuing and discontinued operations may not add to net income per share due to rounding.

As of December 31, 2005 and 2004, assets and liabilities of the Sensors & Controls business to be sold were summarized as follows:

	2005	2004
Current assets	$268	$259
Property, plant and equipment	169	124
Goodwill	36	24
Other noncurrent assets	22	23

Total assets	$495	$430

Current liabilities	$120	$115
Noncurrent liabilities	31	9

Total liabilities	$151	$124

In 2004, we completed a sale-leaseback of our facilities in Attleboro, Massachusetts, headquarters of the former Sensors & Controls business. The terms included a 20-year lease agreement for a new facility at the site to be used to consolidate the operations remaining there. In the fourth quarter of 2005, upon the completion of the new facility, we began to account for this as a capital lease, recording both the capital asset and lease obligation at a fair value of $31 million.

In 2003, we announced a plan to move certain production lines from Attleboro to other TI sites in order to be geographically closer to customers and their markets and to reduce manufacturing costs. As of December 31, 2005, a total of 911 employees have been terminated. Charges related to this action were $17 million, $13 million and $40 million in 2005, 2004 and 2003.

Continuing Involvement: Upon closing of the sales transaction, we entered into a Transition Services Agreement (TSA) with Sensata to provide various temporary support services that are reasonably necessary to facilitate the continuation of the normal conduct of business of the former Sensors & Controls business such as finance and accounting, human resources, information technology, warehousing and logistics, and records retention and storage. Such services are expected to be provided for approximately six to twelve months, although certain information technology-related services may be provided for up to two years. The fees for these services will be generally equivalent to our cost. In addition, we entered into certain cross-license agreements to allow each party to continue to use the associated technology and intellectual property in the conduct of their respective business. However, these cross-license agreements generally do not involve the receipt or payment of any royalties and therefore are not considered to be a component of continuing involvement.

Although the services provided under the TSA generate continuing cash flows between us and Sensata, the amounts are not considered to be significant to the ongoing operations of either entity. In addition, we have no contractual ability through the TSA or any other agreement to significantly influence the operating or financial policies of Sensata. Under the provisions of EITF Issue No. 03-13, “Applying the Conditions of Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations,” we therefore have no significant continuing involvement in the operations of the former Sensors & Controls business and have classified the historical results of that business as discontinued operations.

3. Cash Equivalents and Short-term Investments

We generally invest cash in highly liquid debt securities that are classified as available for sale and are reflected in the balance sheet based on their maturity dates. Investments with serial maturities are allocated to their asset classification based on their individual expected average lives. Investments in debt securities with original maturities of three months or less are considered to be cash equivalents. We consider investments in debt securities with remaining maturities or average lives beyond three months as being available for use in current operations as needed and, as a result, include those investments in short-term investments. All of these investments in debt securities are stated at fair value. We also invest in auction rate securities. These securities have long-term underlying maturities; however, the market is highly liquid and the securities are re-auctioned periodically, generally every seven, 28 or 35 days. Our intent is not to hold these securities to maturity, but rather to use the frequent auction feature to sell securities to provide liquidity as needed. Our practice is to invest in these securities for higher yields compared to those available on cash equivalents.

	December 31, 2005		December 31, 2004
Cash Investments	Cash & Cash Equivalents	Short-term Investments	Cash & Cash Equivalents	Short-term Investments
Corporate securities	$61	$107	$509	$389
Asset-backed fixed income securities	252	1,121	1,680	3,032
Investment funds with constant net asset values	468	—	238	—
U.S. government agency securities	—	84	—	269
Tax-exempt/municipal securities
Auction rate securities	—	2,191	—	—
Variable rate demand notes	—	595	—	—
Tax-exempt commercial paper	202	18	—	—
Cash on hand	231	—	236	—

Total	$1,214	$4,116	$2,663	$3,690

The following table presents the aggregate maturities or average lives of cash equivalents and short-term investments at year-end 2005:

Due	Market Value
One year or less	$1,454
One to three years	903
Three to ten years	76
Thereafter*	2,666

*	Maturities over 10 years are primarily auction rate securities.

Unrealized holding gains for these securities were zero at the end of 2005, and $1 million and $9 million at the end of 2004 and 2003. Unrealized holding losses for these securities were $25 million, $27 million and $18 million at the end of 2005, 2004 and 2003. Proceeds from sales of these securities before their maturity were $4.18 billion, $1.95 billion and $3.03 billion in 2005, 2004 and 2003, respectively. Gross realized gains and losses from the sales of these securities were immaterial for all periods presented.

4. Inventories

	December 31,
	2005	2004
Raw materials and purchased parts	$83	$76
Work in process	813	742
Finished goods	289	352

Total	$1,185	$1,170

5. Property, Plant and Equipment at Cost

	Depreciable Lives	December 31,
		2005	2004
Land	—	$79	$82
Buildings and improvements	5-40 years	2,930	2,697
Machinery and equipment	3-10 years	5,365	6,270

Total		$8,374	$9,049

Authorizations for property, plant and equipment expenditures in future years were $611 million at December 31, 2005.

6. Equity and Debt Investments

Following is information on the investments at December 31, 2005 and 2004:

		Unrealized			Fair Value
	Cost	Gains	(Losses)	Net
December 31, 2005
Equity investments:
Marketable	$4	$1	$—	$1	$5
Non-marketable	82	—	—	—	82
Mutual funds and other	149	—	—	—	149

Total	$235	$1	$—	$1	$236

December 31, 2004
Equity investments:
Marketable	$3	$2	$—	$2	$5
Non-marketable	88	—	—	—	88
Convertible debt	32	2	—	2	34
Mutual funds and other	137	—	—	—	137

Total	$260	$4	$—	$4	$264

The investment in a convertible debt instrument was sold in 2005.

Proceeds from sales of equity and debt investments were $53 million in 2005, $32 million in 2004 and $778 million in 2003. There were $13 million, $12 million and $213 million of gross realized gains and $3 million, zero and zero of gross realized losses from sales of these investments in 2005, 2004 and 2003, respectively. Other-than-temporary declines and impairments in the values of available-for-sale investments recognized in the income statement were $8 million, $13 million and $42 million in 2005, 2004 and 2003.

7. Goodwill and Other Acquisition-related Intangibles

	Amortization Period	December 31,
		2005	2004
Goodwill – net	Not amortized	$677	$677

Acquisition-related intangibles – net:
Developed technology	3–10 years	$48	$86
Other intangibles	2–10 years	12	24

Total		$60	$110

Goodwill is reviewed for impairment annually, or more frequently if certain indicators arise. No impairment indicators arose during 2005, 2004 or 2003. The goodwill balances shown are net of total accumulated amortization of $221 million at year-end 2005 and 2004. No goodwill was acquired during the year. All of our goodwill is attributable to our Semiconductor segment.

The following table reflects the components of acquisition-related intangible assets, excluding goodwill, that are subject to amortization:

	December 31, 2005		December 31, 2004
Amortized Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Developed and core technology	$202	$156	$213	$126
Customer relationships	32	24	35	23
Non-compete agreements	57	53	59	50
Trademarks and patents	2	1	4	3
Other	2	1	2	1

Total	$295	$235	$313	$203

Amortization of acquisition-related intangibles and deferred compensation (including unearned compensation, a contra-stockholders’ equity account) was $55 million, $69 million and $98 million for 2005, 2004 and 2003, primarily related to developed technology. Fully amortized assets are written off against accumulated amortization.

The following table sets forth the estimated amortization of acquisition-related intangibles and deferred compensation (including unearned compensation, a contra-stockholders’ equity account) for the years ended December 31:

2006	$38
2007	19
2008	3
2009	1

8. Accrued Expenses and Other Liabilities

	December 31,
	2005	2004
Accrued salaries, wages and vacation pay	$340	$305
Customer incentive programs and allowances	152	98
Property and other non-income taxes	134	122
Other accrued expenses and liabilities	322	314

Total	$948	$839

9. Debt and Lines of Credit

	December 31,
Long-term Debt	2005	2004
Euro notes with various rates, due in 2005	$—	$10
6.125% notes due 2006	300	300
8.75% notes due 2007	43	43
Variable-rate bank notes due 2008/2010	275	—
Other	12	26

	630	379
Less current portion long-term debt	301	11

Total	$329	$368

In 1996, the coupon rates for the notes due 2006 were swapped for LIBOR-based variable rates through 2006, for an effective interest rate of approximately 3.61% and 1.52% as of December 31, 2005 and 2004. In 2001, the coupon rates for the notes due 2007 were swapped for LIBOR-based variable rates through 2007, for an effective interest rate of approximately 8.27% and 6.30% as of December 31, 2005 and 2004. The effect of these interest rate swaps was to reduce interest expense by $11 million, $19 million and $20 million in 2005, 2004 and 2003.

In November 2005, in connection with the repatriation of non-U.S. earnings under provisions of the American Jobs Creation Act of 2004 (AJCA), our Japan subsidiary entered into a syndicated credit agreement with a consortium of banks to borrow $275 million at a LIBOR-based variable rate. A portion of this debt is due in 2008 and the remainder in 2010. Additionally, in conjunction with the borrowing, the Japan subsidiary entered into a revolving credit facility for $175 million that would also carry a variable rate of interest, if drawn. At December 31, 2005, the applicable interest rate on the $275 million term note was 4.64% and the revolving credit facility remained undrawn.

Interest incurred on loans in 2005, 2004 and 2003 was $14 million, $24 million and $41 million. Of these amounts, $5 million in 2005, $3 million in 2004 and $2 million in 2003 were capitalized as a component of capital asset construction costs.

Aggregate maturities of long-term debt due during the years subsequent to December 31, 2005, are as follows:

Maturity of Long-term Debt
2006	$301
2007	43
2008	115
2009	—
2010	160
2011 and thereafter	11

Total long-term debt	$630

We also maintain lines of credit to support commercial paper borrowings and to provide additional liquidity through short-term bank loans. These lines of credit totaled $500 million at December 31, 2005 and 2004, but were not utilized in either year.

10. Financial Instruments and Risk Concentration

Financial Instruments: The carrying amounts and related estimated fair values of our significant financial instruments at December 31, 2005 and 2004, were:

	December 31, 2005		December 31, 2004
Assets/(liabilities)	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt (a)	$(630)	$(634)	$(379)	$(394)
Forward purchase contract (b)	1	1	2	2
Interest rate swaps (c)	1	1	13	13

(a)	Fair value of long-term debt was based primarily on the net present value of the expected cash flows using current market interest rates.
(b)	We use a forward purchase contract for shares of TI common stock to minimize the adverse earnings impact from the effect of stock market value fluctuations on the portion of our deferred compensation obligations denominated in TI stock. Fair value was based on current quoted market prices of TI common stock (see Note 15 for a discussion of Deferred Compensation Arrangements).
(c)	We use interest rate swaps on long-term debt to change the characteristics of the interest rate payments from fixed rates to short-term variable rates. Fair value was based on the net present value of the expected cash flows using current market interest rates and represents current market settlement values.

We have other derivative financial instruments such as investment warrants and forward currency exchange contracts, the carrying value and fair values of which were not significant as of December 31, 2005 or 2004. We had forward currency exchange contracts outstanding at December 31, 2005, with a face value of $191 million to hedge net balance sheet exposures (including $67 million to sell euros, $41 million to sell Japanese yen and $17 million to buy Korean won). At December 31, 2004, we had forward currency exchange contracts outstanding with a face value of $270 million to hedge net balance sheet exposures (including $139 million to buy euros, $28 million to buy Taiwan dollars and $28 million to sell Japanese yen).

Short-term investments are carried at fair value. The carrying values for other current financial assets and liabilities, such as accounts receivable and accounts payable, approximate fair value due to the short maturity of such instruments.

Risk Concentration: Financial instruments that potentially subject us to concentrations of credit risk are primarily cash investments, accounts receivable and equity investments. We place cash investments in investment-grade debt securities and limit the amount of credit exposure to any one issuer.

In order to minimize our exposure to credit risk, we limit counterparties on the forward currency exchange contracts and interest rate swaps to investment-grade-rated financial institutions.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in our customer base and their dispersion across different industries and geographic areas. We maintain an allowance for losses based upon the expected collectibility of accounts receivable. These allowances are deducted from accounts receivable in the balance sheets. Details of these allowances are as follows:

	Balance at Beginning of Year	Additions Charged to Operating Results	Recoveries and Write-offs, Net	Balance at End of Year
2005	$36	$1	$(3)	$34

2004	$42	$—	$(6)	$36

2003	$52	$5	$(15)	$42

11. Stockholders’ Equity

We are authorized to issue 10,000,000 shares of preferred stock. No preferred stock is currently outstanding.

Each outstanding share of TI common stock carries one-fourth of a stock purchase right. Under certain circumstances, each right may be exercised to purchase one one-thousandth of a share of TI participating cumulative preferred stock for $200. Under certain circumstances following the acquisition of 20 percent or more of outstanding TI common stock by an acquiring person (as defined in the rights agreement), each right (other than rights held by an acquiring person) may be exercised to purchase the common stock of TI or a successor company with a market value of twice the $200 exercise price. The rights, which are redeemable by us at one cent per right, expire in June 2008.

Previously in 2004, 2003 and 2002, the TI board of directors approved the repurchases of up to 21 million, 18 million and 14 million shares of TI common stock under our stock repurchase program. In the third quarter of 2004, the board of directors authorized the repurchase of $1 billion of TI common stock in addition to the previous authorizations. During 2005, the board of directors authorized the repurchase of $4 billion of TI common stock in addition to the previous authorizations.

On January 23, 2006, the board of directors authorized repurchases of up to $5 billion of TI common stock. This authorization is in addition to previously announced stock repurchase authorizations.

No expiration date has been specified for these authorizations. Each authorization is to use existing cash.

Treasury shares acquired in connection with the board-authorized stock repurchase program in 2005, 2004 and 2003 were 154,143,706 shares; 30,102,546 shares; and 13,877,932 shares.

In the third quarter of 2005, the board of directors approved an increase in the quarterly cash dividend (to $0.03 per share from $0.025 per share) and declared a dividend at the new quarterly rate on October 20, 2005.

12. Research and Development

R&D expense totaled $1.99 billion in 2005, $1.95 billion in 2004 and $1.72 billion in 2003. Acquisition-related in-process R&D charges were zero in 2005 and 2004, but were $23 million in 2003. The 2003 charges were for R&D from the acquisition of Radia and were recorded in R&D expense. Values for acquisition-related in-process R&D were determined at the acquisition date based upon the appraised value of the related developmental projects.

13. Other Income (Expense) Net

	2005	2004	2003
Interest income	$165	$136	$109
Equity investment gains (losses), net	2	(1)	171
Other	38	98	44

Total	$205	$233	$324

Equity investment gains (losses), net in 2003 included investment gains of $203 million from the sale of Micron common stock.

Other includes lease income of approximately $20 million per year, primarily from the purchaser of our former defense electronics business divested in 1997. As of December 31, 2005, the aggregate amount of non-cancelable future lease payments to be received from these leases is $54 million. These leases contain renewal options.

Other also includes miscellaneous non-operational items such as gains and losses related to previously divested businesses, interest income and expense related to non-investment items such as taxes, and gains and losses from currency exchange rate changes. The 2004 amount includes income recognized from the partial settlement of matters related to grants from the Italian government regarding TI’s former memory business operations, as well as a gain from a settlement with the State of Texas over claims for refund of state sales taxes relating to our previously divested defense electronics business.

14. Stock-based Compensation

Information in this note is inclusive of both continuing and discontinued operations, except as noted.

Long-term Incentive and Director Compensation Plans

We have stock options outstanding to participants under the Texas Instruments 2000 Long-Term Incentive Plan and the Texas Instruments 2003 Long-Term Incentive Plan. Options are also outstanding under the 1996 Long-Term Incentive Plan and the Texas Instruments Long-Term Incentive Plan, but no further options may be granted under these plans. We also assumed stock options granted under the Burr-Brown 1993 Stock Incentive Plan and the Radia Communications, Inc. 2000 Stock Option/Stock Issuance Plan. Unless the options are acquisition-related replacement options, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. Substantially all the options have a 10-year term. Except for options granted as part of a special retention grant in February 2003 (which vest beginning in the second year after grant at a rate of 50%/25%/25% per year), options granted subsequent to 1996 generally vest ratably over four years. Options generally provide for the continuation of vesting after the option recipient retires.

We have RSUs outstanding under the 2000 Long-Term Incentive Plan and the 2003 Long-Term Incentive Plan. Each RSU represents the right to receive one share of TI common stock on the vesting date, which is generally four years after the date of grant. Upon vesting, the shares are subject to issuance without payment by the grantee.

Under the 2000 Long-Term Incentive Plan, we may grant stock options, including incentive stock options, restricted stock and RSUs, performance units and other stock-based awards. The plan provides for the issuance of 120,000,000 shares of TI common stock. In addition, if any stock-based award under the 1996 Long-Term Incentive Plan or the Texas Instruments Long-Term Incentive Plan terminates, then any unissued shares subject to the terminated award become available for granting awards under the 2000 Long-Term Incentive Plan. No more than 13,400,000 shares of common stock may be awarded as restricted stock, RSUs or other stock-based awards under the plan.

Under the 2003 Long-Term Incentive Plan, we may grant stock options (other than incentive stock options), restricted stock and RSUs, performance units and other stock-based awards to non-management employees. The plan provides for the issuance of 240,000,000 shares of TI common stock. Executive officers and approximately 250 managers are ineligible to receive awards under this plan.

Under the Texas Instruments Stock Option Plan for Non-Employee Directors adopted in April 1998, we granted stock options to each non-employee director once per year, in the period beginning January 1999 and extending through January 2003. Each grant under the plan was an option to purchase 5,000 shares (10,000 shares beginning January 2001) with an option price equal to fair market value on the date of grant. In April 2003, the plan, together with the Texas Instruments Restricted Stock Unit Plan for Directors and the Texas Instruments Directors Deferred Compensation Plan, was replaced by the Texas Instruments 2003 Director Compensation Plan. Under this plan approved by stockholders in April 2003, we may grant stock options, RSUs and other stock-based awards to non-employee directors, as well as issue TI common stock upon the distribution of stock units credited to deferred-compensation accounts established for such directors. The plan provides for the grant of a stock option to each non-employee director once per year in the period from January 2004 through 2010. Each grant is an option to purchase 15,000 shares with an option price equal to fair market value on the date of grant. Under the plan, we also make a one-time grant of 2,000 RSUs to each new non-employee director of TI. The plan provides for the issuance of 2,000,000 shares of TI common stock.

Stock option and RSU transactions under the above mentioned long-term incentive and director compensation plans during 2005 were as follows:

	Stock Options		Restricted Stock Units
	Shares	Weighted Average Exercise Price per Share	Shares	Weighted Average Grant-Date Fair Value per Share
Outstanding grants, December 31, 2004	238,116,211	$26.22	3,017,268	$24.21
Granted	22,826,420	22.01	1,346,500	24.42
Vested (RSUs)	—	—	(812,000)	28.99
Forfeited	(6,743,824)	30.55	(34,000)	24.67
Exercised	(25,919,095)	13.20	—	—

Outstanding grants, December 31, 2005	228,279,712	$27.15	3,517,768	$23.13

As of July 1, 2005, we adopted SFAS No. 123(R) and began recording compensation expense related to stock options measured at their fair value as of the grant date (see Note 1 for a discussion of Effects of Stock-based Compensation). Prior to that date, we recorded no compensation expense for non-acquisition-related stock option awards but did recognize compensation expense related to awards of RSUs. The fair values of RSUs are determined based on the average trading price of TI common stock on the date of grant. Compensation expense associated with RSUs, which was all in continuing operations, totaled $18 million, $18 million and $15 million in 2005, 2004 and 2003.

The weighted average grant-date fair value of stock options granted during the years 2005, 2004 and 2003 was $10.07, $15.61 and $8.13 per share, respectively. The weighted average grant-date fair value of RSUs granted during the years 2005, 2004 and 2003 was $24.42, $31.20 and $17.33 per share, respectively.

Summarized information about stock options outstanding under the various long-term plans mentioned above at December 31, 2005, is as follows:

Stock Options Outstanding				Options Exercisable
Range of Exercise Share Prices	Number Outstanding (shares)	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price per Share	Number Exercisable (shares)	Weighted Average Exercise Price per Share
$ .24 to 16.00	31,784,345	1.8	$10.18	31,317,545	$10.11
16.01 to 26.00	90,876,573	6.6	20.02	43,244,272	20.98
26.01 to 50.00	72,502,507	6.5	31.19	46,820,776	31.33
50.01 to 84.32	33,116,287	4.5	54.15	32,827,792	54.18

$ .24 to 84.32	228,279,712	5.6	$27.15	154,210,385	$28.98

As of December 31, 2005, the aggregate intrinsic value (i.e., the difference in market price of $32.15 and the exercise price to be paid by the optionee) of stock options outstanding, excluding the effects of expected forfeitures, was $1.94 billion. The aggregate intrinsic value of exercisable stock options at that date was $1.28 billion.

During the year ended December 31, 2005, the total intrinsic value of options exercised (i.e., the difference in the market price at the exercise date and the price paid by the employee to exercise the option) under these plans was $394 million.

For the year ended December 31, 2005, the total fair value of shares vested from RSU grants was $24 million.

Summarized information about outstanding stock options that are already fully vested and those that are expected to vest in the future, as well as stock options that are fully vested and currently exercisable, are as follows:

	Outstanding Stock Options (Fully Vested and Expected to Vest*)	Options Exercisable
As of December 31, 2005:
Number of outstanding (shares)	225,985,879	154,210,385
Weighted average remaining contractual life	5.6 years	4.5 years
Weighted average exercise price per share	$27.18	$28.98
Intrinsic value (in millions)	$1,921	$1,276

*	Includes effects of expected forfeitures.

As of December 31, 2005, the total future compensation cost for continuing operations related to non-vested stock options and RSUs not yet recognized in the statement of income was $435 million and $41 million, with weighted-average periods over which these awards are expected to be recognized of 1.1 years and 1.4 years, respectively. Of that total, $246 million, $163 million, $61 million and $6 million will be recognized in 2006, 2007, 2008 and 2009, respectively.

Employee Stock Purchase Plans

We had no stock options outstanding under the TI Employees 2002 Stock Purchase Plan (the 2002 Plan) at the end of 2005. Under this plan, options were offered to all eligible employees in amounts based on a percentage of the employee’s compensation. The option price per share was 85 percent of the fair market value on the date of grant or on the exercise date, whichever was lower.

In April 2005, stockholders approved the TI Employees 2005 Stock Purchase Plan (the 2005 Plan), which replaced the 2002 Plan. Under the 2005 Plan, options are offered to all eligible employees in amounts based on a percentage of the employee’s compensation. Under the 2005 Plan, the option price per share is 85 percent of the fair market value on the exercise date. Additionally, terms of the options under the 2005 Plan are three months, rather than six months under the predecessor plan.

The stock options outstanding under the 2005 Plan at December 31, 2005, had an exercise price of $27.82 per share (85 percent of the fair market value of TI common stock on January 3, 2006, the date of automatic exercise). Of the total outstanding options, none were exercisable at year-end 2005.

Employee stock purchase plan transactions during 2005 were as follows:

	Employee Stock Purchase Plan (shares*)	Weighted Average Exercise Price
Outstanding grants, December 31, 2004	3,645,434	$16.81
Granted	3,310,926	23.86
Forfeited	(286,205)	21.64
Exercised	(6,132,176)	19.43

Outstanding grants, December 31, 2005	537,979	$27.82

*	Excludes options offered but not granted.

During the year ended December 31, 2005, the total intrinsic value of options exercised under these plans was $59 million.

Effect on Shares Outstanding and Treasury Shares

Stock option plan exercises include previously unissued shares of 53,855; 416,961 and 113,939 for 2005, 2004 and 2003. They also include treasury shares of 31,997,416; 15,488,357 and 18,258,205 for 2005, 2004 and 2003.

Previously unissued common shares issued for RSUs in 2005, 2004 and 2003 were 570,042 shares, 402,009 shares and 108,619 shares. No treasury shares were issued upon vesting of RSUs in 2005, 2004 and 2003.

Shares available for future grant and reserved for issuance are summarized below:

	As of December 31, 2005
Shares	Long-term Incentive and Director Compensation Plans	TI Employees 2005 Stock Purchase Plan
Available for future grant	241,100,560	42,385,119
Reserved for issuance	472,972,379	42,923,098

Effect on Cash Flows

The total amount of cash received from exercise of options was $461 million (which includes $119 million from TI Employees 2002 and 2005 Stock Purchase Plans) and the related net tax benefit realized from the exercise of those stock options was $132 million (which includes $59 million of excess tax benefits realized since July 1, 2005).

Related Policies

We issue awards of stock options generally with graded vesting provisions (e.g., 25 percent per year for four years). In such cases, we recognize the related compensation cost on a straight-line basis over the expected term of the award.

For awards to employees who are retirement eligible or nearing retirement eligibility, we recognize compensation cost on a straight-line basis over the service period required to be performed by the employee in order to earn the award.

It has been our practice to issue shares of common stock upon exercise of stock options generally from treasury shares and from previously unissued shares on a limited basis.

15. Post-employment Benefit Plans

We provide various retirement plans for employees including defined benefit, defined contribution and retiree health care benefit plans, as well as deferred compensation arrangements for qualifying employees.

U.S. Retirement Plans

The principal retirement plans in the U.S include a qualified defined benefit pension plan (which is closed to new participants hired after November 1997), a defined contribution plan and an enhanced defined contribution plan. Both defined contribution plans offer an employer-matching savings option that allows employees to make pre-tax contributions to various investment choices, including a TI common stock fund. Employees who remain in the qualified defined benefit pension plan may also participate in the defined contribution plan, where employer-matching contributions are provided for up to 2 percent of the employee’s annual eligible earnings. Employees who elected not to remain in the defined benefit pension plan, and new employees hired after November 1997 and through December 31, 2003, may participate in the enhanced defined contribution plan. This plan provides for a fixed employer contribution of 2 percent of the employee’s annual eligible earnings, plus an employer-matching contribution of up to 4 percent of the employee’s annual eligible earnings. Employees hired after December 31, 2003, may participate in the enhanced defined contribution plan, where employer-matching contributions are provided for up to 4 percent of the employee’s annual eligible earnings.

At December 31, 2005 and 2004, in accordance with the election of employees, TI’s U.S. defined contribution plans held shares of TI common stock totaling 53 million shares and 61 million shares valued at $1.70 billion and $1.51 billion. Dividends paid on these shares for 2005 and 2004 totaled $6 million in each year.

Our aggregate expense for U.S. employees under the defined contribution plans was $53 million in 2005 and 2004 and $48 million in 2003.

The benefits under the qualified defined benefit pension plan are determined using a formula based upon years of service and the highest five consecutive years of compensation. We intend to contribute amounts to this plan to meet the minimum funding requirements of federal laws and regulations plus such additional amounts as we deem appropriate. During 2005, no contributions were made to the qualified defined benefit plan. We also sponsor a number of small defined benefit plans including a nonqualified plan. These plans are closed to new participants and are unfunded.

U.S. Retiree Health Care Benefit Plan

We offer access to group medical coverage during retirement to most of our U.S. employees. We make a contribution toward the cost of those retiree medical benefits for certain retirees and their dependents. The contribution rates are based upon varying factors, the most important of which are an employee’s date of hire, date of retirement, years of service and eligibility for Medicare benefits. The balance of the cost is borne by the participants in the plan. Employees hired after January 1, 2001, are responsible for the full cost of their medical benefits during retirement.

Non-U.S. Retirement Plans

Retirement coverage for non-U.S. employees is provided, to the extent deemed appropriate, through separate defined benefit and defined contribution plans. Retirement benefits are generally based on an employee’s years of service and compensation. Funding requirements are determined on an individual country and plan basis and subject to local country practices and market circumstances. During the fourth quarter of 2005, we contributed approximately $210 million into a qualified contractual trust arrangement in Germany. The contribution was enough to fully fund the accumulated benefit obligation of the primary Germany defined benefit plan at September 30, 2005. There are significantly smaller defined benefit plans in Germany, which remain unfunded.

A substantial majority of the non-U.S. pension obligations and assets are associated with the defined benefit plan in Japan. During the latter part of 2004, a retirement plan change was approved by the employees in Japan and the Japanese Ministry of Health, Labour and Welfare. This change, implemented in 2005, resulted in a $64 million reduction in the projected benefit obligation.

As of December 31, 2005 and 2004, in accordance with the election of employees, TI’s non-U.S. defined contribution plans held shares of TI common stock totaling 0.7 million shares and 0.9 million shares valued at $22 million and $21 million. Dividends paid on these shares for 2005 and 2004 totaled $70 thousand and $105 thousand.

Effect on the Statements of Income and Balance Sheets

Net periodic benefit cost of the defined benefit and retiree health care benefit plans was as follows:

	U.S.						Non-U.S. Defined Benefit
	Defined Benefit			Retiree Health Care
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Service cost	$27	$25	$26	$4	$2	$2	$44	$50	$49
Interest cost	40	40	41	22	21	20	46	44	39
Expected return on plan assets	(44)	(44)	(38)	(20)	(15)	(18)	(45)	(43)	(34)
Amortization of prior service cost	—	—	—	3	(4)	(2)	(2)	1	1
Amortization of transition obligation	—	—	—	—	—	—	—	1	2
Recognized net actuarial loss	23	20	20	8	10	3	22	20	22

Net periodic benefit cost	46	41	49	17	14	5	65	73	79
Settlement, curtailment, and special termination benefit charges	1	2	—	—	—	—	—	—	—

Total including charges	$47	$43	$49	$17	$14	$5	$65	$73	$79

For the U.S. plans, the expected return on plan assets component of net periodic benefit expense is based upon the market-related value of assets. In accordance with U.S. GAAP, the market-related value of assets utilizes a smoothing technique whereby investment gains and losses that differ from plan assumptions are phased into the value over a period of three years.

The measurement date for the U.S. plans is December 31. The measurement date for the non-U.S. plans is September 30. Obligation and asset data for the defined benefit and retiree health care benefit plans were as follows:

	U.S.				Non-U.S. Defined Benefit
	Defined Benefit		Retiree Health Care
	2005	2004	2005	2004	2005	2004
Obligation and funded status of plans:
Projected benefit obligation at beginning of year	$740	$697	$420	$373	$1,571	$1,446
Service cost	27	25	4	2	44	53
Interest cost	40	40	22	21	46	49
Participant contributions	—	—	16	13	3	3
Benefits paid	(50)	(45)	(44)	(64)	(43)	(39)
Plan amendments	—	—	(4)	105	(62)	—
Actuarial (gain)/loss	48	32	26	(31)	44	112
Settlements	(12)	(11)	—	—	—	(29)
Curtailments	4	—	2	(1)	—	(24)
Special termination benefits	1	2	—	2	—	—

Projected benefit obligation at end of year (PBO)	$798	$740	$442	$420	$1,603	$1,571

Accumulated benefit obligation	$698	$662	$—	$—	$1,384	$1,362

Change in plan assets:
Fair value of plan assets at beginning of year	$736	$611	$315	$216	$827	$674
Actual return on plan assets	47	58	15	27	177	79
Employer contributions	3	119	1	101	108	112
Participant contributions	—	—	16	13	3	3
Benefits paid	(50)	(45)	(44)	(64)	(43)	(36)
Settlements	(12)	(7)	—	—	—	(24)
Benefits payable	—	—	—	22	—	—
Actuarial (gains)/losses	—	—	—	—	(18)	19

Fair value of plan assets at end of year (FVPA)	$724	$736	$303	$315	$1,054	$827

Funded status (FVPA–PBO)	$(74)	$(4)	$(139)	$(105)	$(549)	$(744)

Recognition on TI balance sheets:
Funded status	$(74)	$(4)	$(139)	$(105)	$(549)	$(744)
Unrecognized net actuarial loss	196	178	143	120	381	481
Unrecognized prior service cost/(benefit)	1	1	24	32	(46)	11
Adjustments from Sept. 30 to Dec. 31	—	—	—	—	223	(7)

Accrued retirement costs at end of year	$123	$175	$28	$47	$9	$(259)

Amounts recognized in the balance sheets consist of:
Accrued retirement, current liability	$—	$—	$—	$—	$(10)	$(9)
Accrued retirement, noncurrent liability	(23)	(17)	(3)	(3)	(110)	(560)
Prepaid retirement asset	139	189	31	50	29	23
Intangible asset	2	3	—	—	—	—
Accumulated other comprehensive income	5	—	—	—	100	287

Total	$123	$175	$28	$47	$9	$(259)

The 2005 adjustments from the September 30 measurement date to the December 31 reporting date include the approximate $210 million contribution to the Germany defined benefit pension plan, which was previously unfunded.

Also during 2005, the retirement plan in Japan experienced significantly better-than-expected investment returns. These returns, plus additional company contributions to other plans, helped to improve the funded status of the non-U.S. plans, shown in the preceding table. Overall, better-than-expected investment returns generally offset actuarial losses generated by reductions in the discount rate assumption.

The preceding table presents aggregate information for all plans reported. The following table presents the obligation and asset information for only those plans that have projected benefit obligations in excess of plan assets or plans that have accumulated benefit obligations in excess of plan assets.

	U.S. Defined Benefit		Non-U.S. Defined Benefit
	2005	2004	2005	2004
Plans with projected benefit obligations greater than assets:
Projected benefit obligations	$798	$22	$1,603	$1,571
Plan assets	724	—	1,054	827

Plans with accumulated benefit obligations greater than assets:
Accumulated benefit obligations	$23	$17	$1,169	$1,165
Plan assets	—	—	832	628

Assumptions and Investment Policies

In order to select a discount rate for purposes of valuing the plan obligations and fiscal year-end disclosure, an analysis is performed in which the duration of projected cash flows from significant defined benefit and retiree health care plans are matched with a yield curve based on an appropriate universe of high-quality corporate bonds that are available in each country. Additionally, in the U.S. we also consider a bond matching analysis on the projected payment streams of the defined benefit and retiree health care plans. We use the results of the yield curve and bond matching analysis to select the discount rate that matches the duration and payment stream of the benefits in each plan. Each rate is rounded to the nearest quarter of a percent.

The range of assumptions used for the non-U.S. defined benefit plans reflect the different economic environments within the various countries. The assumptions for the non-U.S plans were determined at September 30 and the assumptions for the U.S. plans were determined at December 31.

	Defined Benefit		Retiree Health Care
	2005	2004	2005	2004
Weighted average assumptions used to determine benefit obligations:
U.S. assumed discount rate	5.50%	5.75%	5.50%	5.50%
Non-U.S. assumed discount rate:
High	5.00%	5.50%
Low	2.25%	2.25%
U.S. average long-term pay progression	4.00%	4.00%
Non-U.S. average long-term pay progression:
High	4.00%	4.50%
Low	3.00%	3.00%

Weighted average assumptions used to determine net periodic benefit cost:
U.S. assumed discount rate	5.38%	5.98%	5.25%	5.94%
Non-U.S. assumed discount rate:
High	5.50%	5.50%
Low	2.25%	2.25%
U.S. assumed long-term rate of return on plan assets	7.00%	8.00%	7.00%	7.56%
Non-U.S. assumed long-term rate of return on plan assets:
High	6.00%	6.00%
Low	3.00%	3.50%
U.S. average long-term pay progression	4.00%	4.35%
Non-U.S. average long-term pay progression:
High	4.50%	4.50%
Low	3.00%	3.00%

The expected long-term rate of return on plan assets assumptions are based upon actual historical returns, future expectations for returns for each asset class and the effect of periodic target asset allocation rebalancing. The results are adjusted for the payment of reasonable expenses of the plan from plan assets. The historical long-term return on the plans’ assets has exceeded the selected rates and we believe these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plans’ investments.

For 2005, we reduced the rate of return assumption for both the U.S. defined benefit and retiree health care benefit plans to 7.0 percent, based upon revised expectations for returns for each asset class and reflecting a decision to move gradually over several years to an asset allocation policy for the U.S. defined benefit plan with less emphasis on equity investments. This allocation move is designed to better match the plan’s assets with the liability structure as the plan matures.

The table below shows target allocation ranges for the plans that hold a substantial majority of the defined benefit assets. The asset allocations for the retiree health care benefit plan are intended to represent the long-term targeted mix rather than a current mix.

	U.S.		Non-U.S. Defined Benefit
Asset Category	Defined Benefit	Retiree Health Care
Equity securities	50%–75%	75%	40%–90%
Fixed income securities and cash	25%–50%	25%	10%–60%

For the defined benefit plans, it is intended that the investments will be rebalanced when the allocation is not within the target range. Additional contributions are invested consistent with the target ranges and may be used to rebalance the portfolio. The investment allocations and individual investments are chosen with regard to the duration of the obligations of the plan. A small portion of the retiree health care benefit plan assets are invested in an account within the pension trust and are invested in a like manner as the other pension assets. The majority of the assets in the retiree health care benefit plan are invested in a series of Voluntary Employee Benefit Association (VEBA) trusts. For tax efficiency, the investments in the VEBA trusts are not rebalanced but additional contributions to the trusts may be used to reallocate the portfolio.

Weighted average asset allocations for U.S. plans at December 31 and non-U.S. plans at September 30 are as follows:

	U.S.				Non-U.S. Defined Benefit
	Defined Benefit		Retiree Health Care
Asset Category	2005	2004	2005	2004	2005	2004
Equity securities	64%	69%	64%	65%	79%	76%
Fixed income securities and cash	36%	31%	36%	35%	21%	24%

There are no significant restrictions on the amount or nature of the investments that may be acquired or held by the plans. In addition, none of the plan assets related to the defined benefit pension plans and retiree health care benefit plan are directly invested in TI common stock.

We did not make any contributions to the trusts for the U.S. defined benefit pension plan or the retiree health care benefit plan in 2005. We contributed $127 million and $95 million to the pension and retiree health care trusts in 2004. Our objective is to, at a minimum, fully fund the accumulated benefit obligation of the U.S. defined benefit pension plan subject to tax deductibility limits. Contributions meet or exceed all minimum funding requirements. We expect to contribute approximately $50 million to U.S. retirement plans and approximately $90 million to non-U.S. retirement plans in 2006.

The following table projects the benefits expected to be paid to participants from the plans in each of the following years. The majority of the payments will be paid from plan assets and not company assets.

Expected Benefit Payments	U.S. Defined Benefit	Retiree Health Care	Medicare Subsidy	Non-U.S. Defined Benefit
2006	$78	$35	$(4)	$32
2007	78	37	(4)	34
2008	80	39	(5)	36
2009	80	41	(5)	39
2010	80	42	(5)	41
2011–2015	341	217	(30)	227

Assumed health care cost trend rates for the U.S. retiree health care plan at December 31:

	Retiree Health Care
	2005	2004
Assumed health care trend rate for next year
Attributed to less than age 65	10.0%	11.0%
Attributed to age 65 or greater	11.0%	12.0%
Ultimate trend rate	5.0%	5.0%
Year in which ultimate trend rate is reached
Attributed to less than age 65	2011	2011
Attributed to age 65 or greater	2012	2012

Increasing or decreasing health care cost trend rates by one percentage point would have increased (decreased) the accumulated postretirement benefit obligation at December 31, 2005, by $13 million/$(12) million and the service cost and interest cost components of 2005 plan expense by $1 million/$(1) million.

Deferred Compensation Arrangements

We have a nonqualified deferred compensation plan, which allows certain highly compensated employees the option to defer the receipt of a portion of their salary, bonus and profit sharing. Employees who participate in the deferred compensation plan can select one of eight distribution options offered by the plan. Payments are made after the employee terminates, based on their distribution election and plan balance. Participants can earn a return on their deferred compensation that is based on hypothetical investments in the same mutual funds and TI common stock offered in our defined contribution plans. Changes in the market value of these participant investments are reflected as an adjustment to the liability for deferred compensation with an offset to compensation expense.

As of December 31, 2005, the liability to the participants of the deferred compensation plan was $179 million and is recorded in noncurrent liabilities. This amount reflects the accumulated participant deferrals and earnings thereon as of that date. We make no contributions to the deferred compensation plan and so remain contingently liable to the participants. However, to serve as an economic hedge of the financial impact of changes in market values of these hypothetical investments, we invest in similar mutual funds and have entered into a forward purchase contract (explained below). Changes in the fair value of these mutual fund investments are recognized as an offset to compensation expense (see Note 6 for a discussion of investments).

As no shares of TI common stock are actually held for the account of participants, as of December 31, 2005, we have a forward purchase contract with a commercial bank to acquire 1,000,000 shares of TI common stock at a fixed price of $31.38 per share at the end of the contract term or, at our option, to settle in cash with the bank. We are also able, at our discretion, to unwind all or part of this contract prior to the end of the contract term. The contract is intended to be an economic hedge to minimize the earnings impact from the effect of fluctuations in stock market prices on the portion of the deferred compensation plan obligations that are denominated in TI stock. The forward contract is marked-to-market with any changes reflected in compensation expense. As of December 31, 2005, participants are prohibited from directing any further transfers to the TI common stock portion of the hypothetical investments, so this hedge will remain at or below 1,000,000 shares of TI common stock in the future.

In December 2004, as a result of certain provisions within the AJCA, the existing deferred compensation plan was closed to deferral elections for compensation earned after 2004. For compensation earned after 2004, we have allowed deferral elections in accordance with the provisions of the AJCA.

16. Profit Sharing Plans

We also sponsor various profit sharing plans, the largest of which is the TI Employee Profit Sharing Plan. Profit sharing benefits are generally formulaic and determined by one or more business or company-wide financial metrics. Beginning in 2005, profit sharing expense is determined based on a different formula than was used in 2004. The current plan provides for profit sharing to be paid based solely upon TI’s operating margin for the full calendar year. Under this plan, a minimum threshold of 10 percent operating margin must be achieved before any profit sharing is paid. Profit sharing at 10 percent operating margin will be 2 percent of eligible payroll. The maximum amount of profit sharing available under the plan is 20 percent of eligible payroll, and would only be paid when TI’s operating margin meets or exceeds 35 percent for a full calendar year.

We recognized $115 million and $243 million of profit sharing expense under the TI Employee Profit Sharing Plan in 2005 and 2004 but no expenses under this plan were recognized in 2003.

Certain profit sharing plans worldwide provide that, depending upon the individual plan, a portion of the profit sharing earned by employees may be contributed to a deferred plan. Several investment options are made available to employees for deferred amounts, including TI common stock. The TI board of directors has authorized the issuance of 36.9 million shares of previously unissued TI common shares for deferred profit sharing and savings plans worldwide. None has been issued in the three years ended December 31, 2005. Instead, the trustees of these plans worldwide have purchased outstanding TI common shares from the open market to fund the requirements of these plans: 2.1 million shares in 2005, 3.0 million shares in 2004 and 12.3 million shares in 2003.

17. Restructuring Actions

2003 Semiconductor Restructuring Action

In 2003, we announced a restructuring action that affected 897 jobs in Semiconductor manufacturing operations in the U.S. and international locations, as those operations became more productive with fewer people. The total cost of this restructuring action was $84 million. As of December 31, 2005, all employees affected had been terminated, and a balance of $4 million of severance and benefit costs remains to be paid through 2006.

Prior Actions

Prior to 2003, we conducted various restructuring actions, primarily in Semiconductor operations. All charges were complete prior to 2003. As of December 31, 2005, all employees affected had been terminated, and a balance of $10 million of severance and benefit costs remains to be paid through 2008.

The following is a reconciliation of the above-mentioned restructuring accruals:

Description	Total	Semiconductor Restructuring Action	Balance, Prior Actions
Balance December 31, 2002	$45	$—	$45

Charges:
Severance charges	67	67	—
Non-cash acceleration of depreciation and write-down of fixed assets	13	13	—
Dispositions:
Severance payments	(69)	(52)	(17)
Non-cash transfer to accumulated depreciation and write-down of fixed assets	(13)	(13)	—

Balance December 31, 2003	43	15	28

Charges:
Severance charges	3	3	—
Non-cash acceleration of depreciation	1	1	—
Dispositions:
Severance payments	(17)	(8)	(9)
Non-cash transfer to accumulated depreciation	(1)	(1)	—

Balance December 31, 2004	29	10	19

Dispositions:
Severance payments	(15)	(6)	(9)

Balance December 31, 2005	$14	$4	$10

2003 charges classified to:
Cost of revenue	$70	$70	—
R&D	1	1	—
SG&A	9	9	—

Total	$80	$80	—

2004 charges classified to:
Cost of revenue	$4	$4	—
SG&A	—	—	—

Total	$4	$4	—

Note: All charges/dispositions are cash items unless otherwise noted.

18. Business Segment and Geographic Area Data

As a result of the sale of the Sensors & Controls business, excluding the RFID operations, we now have two reportable operating business segments: Semiconductor and Educational & Productivity Solutions (E&PS). The former Sensors & Controls business has been reflected as discontinued operations (see Note 1 and Note 2). Segment results for prior periods presented have been restated to reflect the addition of the RFID operations to the Semiconductor business segment. Our Semiconductor segment designs, manufactures and sells integrated circuits. Our core products include analog integrated circuits and digital signal processors, which are used in a broad range of electronic systems. These systems include cellular telephones, personal computers, servers, communications infrastructure equipment, motor controls, automotive equipment and digital imaging systems such as front projectors and high-definition digital televisions. Semiconductor products are sold to original-equipment manufacturers (OEMs), original-design manufacturers (ODMs), contract manufacturers and distributors. An OEM designs and sells products under its own brand that it manufactures in-house or has contracted to other manufacturers. An ODM designs and manufactures products for other companies to sell under their brands. Distributors sell TI products directly to a wide range of customers. The semiconductor market is intensely competitive and is subject to rapid technological change, pricing pressures, and the requirement of high rates of investment for R&D and for the manufacturing factories and equipment needed to produce advanced semiconductors. We face significant competition in this segment. This business segment represented 96 percent of revenue in 2005.

Our Educational & Productivity Solutions segment is a leading supplier of graphing handheld calculators. This business segment also provides customers with business and scientific calculators and a wide range of advanced classroom tools and professional development resources to help students and teachers interactively explore math and science. E&PS relies on third-party manufacturers to build its products. Our principal competitors in this business are U.S.- and Japan-based companies. The principal competitive factors are an understanding of the education market, technology expertise and price. E&PS sells products primarily through retailers and instructional dealers. This business segment represented 4 percent of our 2005 revenue.

Operating profits of these businesses exclude the effects of stock-based compensation expense, special charges and gains, and acquisition-related amortization, which are included in corporate activities. The results for Semiconductor include the effects of all royalty revenue from semiconductor-related license agreements. Business assets are the owned or allocated assets used by each business.

Also included in corporate activities are general corporate expenses, elimination of intersegment transactions (which are generally intended to approximate market prices) and royalty revenue from computer-related license agreements. Assets of corporate activities include unallocated cash, short-term investments, noncurrent investments and deferred income taxes.

Business Segment Information

	Semiconductor	E&PS	Corporate Activities	Total
Total Net Revenue
2005	$11,829	$506	$—	$12,335
2004	11,034	518	—	11,552
2003	8,426	485	—	8,911
Profit (Loss) from Operations
2005	2,808	188	(437)	2,559
2004	2,068	176	(284)	1,960
2003	983	157	(375)	765
Assets of Continuing Operations
2005	6,518	90	7,960	14,568
2004	6,481	91	9,297	15,869
2003	6,220	97	8,815	15,132
Property, Plant and Equipment Additions
2005	1,250	1	37	1,288
2004	1,220	1	39	1,260
2003	725	—	50	775
Depreciation
2005	1,294	1	51	1,346
2004	1,393	1	55	1,449
2003	1,335	1	59	1,395

There was no significant intersegment revenue.

The following geographic area data includes trade revenue, based on product shipment destination and royalty payor location, and property, plant and equipment based on physical location:

Geographic Area Information

	United States	Asia- Pacific	Europe	Japan	Rest of World	Total
Trade Revenue
2005	$1,679	$6,277	$2,060	$1,821	$498	$12,335
2004	1,601	5,584	1,991	1,934	442	11,552
2003	1,435	3,781	1,711	1,568	416	8,911
Property, Plant and Equipment, net
2005	$2,544	$705	$208	$259	$14	$3,730
2004	2,561	656	262	297	18	3,794
2003	2,841	462	339	342	14	3,998

Major Customer

Direct sales to the Nokia group of companies were 11 percent of our revenue in both 2004 and 2005, although if indirect sales such as to contract manufacturers are included, Nokia accounted for more than 11 percent of our 2004 and 2005 revenue. Overall, our sales to Nokia as a percent of revenue were slightly higher in 2005 than in 2004. In 2003, Nokia accounted for 16 percent of revenue.

19. Income Taxes

During 2005, we repatriated approximately $1.29 billion of non-U.S. subsidiary earnings that qualified under the AJCA and recognized a related tax expense of $55 million.

Provision has previously been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments from such companies are expected to result in additional tax liability. The remaining undistributed earnings (approximately $1.01 billion at December 31, 2005) have been indefinitely reinvested; therefore, no provision has been made for taxes due upon remittance of these earnings. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not feasible.

Income from continuing operations before Income Taxes

	U.S.	Non-U.S.	Total
2005	$1,770	$985	$2,755
2004	1,373	799	2,172
2003	513	537	1,050

Provision (Benefit) for Income Taxes

	U.S. Federal	Non-U.S.	U.S. State	Total
2005
Current	$481	$293	$2	$776
Deferred	(176)	(12)	(6)	(194)

Total	$305	$281	$(4)	$582

2004
Current	$194	$211	$6	$411
Deferred	120	(48)	(2)	70

Total	$314	$163	$4	$481

2003
Current	$(283)	$188	$4	$(91)
Deferred	82	8	(14)	76

Total	$(201)	$196	$(10)	$(15)

Principal reconciling items from income tax computed at the statutory federal rate follow:

	2005	2004	2003
Computed tax at statutory rate	$965	$760	$368
Effect of non-U.S. rates	(144)	(138)	(61)
AJCA repatriation tax	55	—	—
Research and experimentation tax credits	(62)	(58)	(52)
Valuation allowance for Micron investment (a)	—	—	(223)
Favorable proposed audit adjustments (b)	(147)	—	—
U.S. tax benefits for manufacturing and foreign sales	(82)	(79)	(39)
Other	(3)	(4)	(8)

Total provision (benefit) for income taxes	$582	$481	$(15)

(a)	As a result of the sale of Micron Technology, Inc. stock in 2003, a valuation allowance recorded in 2002 was reversed.

(b)	Amount includes favorable adjustments primarily associated with audit adjustments communicated by tax authorities.

The primary components of deferred income tax assets and liabilities at December 31 were as follows:

	December 31,
	2005	2004
Deferred income tax assets:
Accrued retirement costs (defined benefit and retiree health care)	$45	$152
Inventories and related reserves	315	329
Stock-based compensation	61	—
Accrued expenses	260	328
Deferred loss and tax credits	372	443
Investments	56	56
Other	108	66

	1,217	1,374
Less valuation allowance	(36)	(52)

	1,181	1,322
Deferred income tax liabilities:
Property, plant and equipment	(172)	(325)
Intangibles	(11)	(21)
Non-U.S. earnings	(6)	(12)
Other	(3)	(1)

	(192)	(359)

Net deferred income tax asset	$989	$963

As of December 31, 2005 and 2004, the net deferred income tax assets of $989 million and $963 million were presented in the balance sheet, based on tax jurisdiction, as deferred income tax assets of $1.01 billion and $1.00 billion and deferred income tax liabilities of $23 million and $40 million. We make an ongoing assessment regarding the realization of U.S. and non-U.S. deferred tax assets. While these assets are not assured of realization, our assessment is that a valuation allowance is not required for the remaining balance of the deferred tax assets. This assessment is based on our evaluation of relevant criteria including the existence of (i) deferred tax liabilities that can be used to absorb deferred tax assets, (ii) taxable income in prior carryback years, and (iii) future taxable income.

We have aggregate U.S. and non-U.S. tax loss carryforwards of approximately $96 million of which $90 million expire through the year 2023.

20. Commitments and Contingencies

Italian Grants: Italian government auditors have substantially completed a review, conducted in the ordinary course, of approximately $250 million of grants from the Italian government to TI’s former memory operations in Italy for 13 separate projects. The auditors have raised a number of issues relating to compliance with grant requirements and the eligibility of specific expenses for the grants. As of December 31, 2005, the auditors have issued audit reports on 12 of the 13 projects. The Ministry of Industry is responsible for reviewing the auditors’ findings. Depending on the Ministry’s decision, the review may result in a demand from the Italian government that we repay a portion of the grants. We believe that the grants were obtained and used in compliance with applicable law and contractual obligations. As of December 31, 2005, the Ministry has published final decrees on 12 of the projects representing approximately $175 million of grants. We do not expect the outcome to have a material adverse impact on our financial condition, results of operations or liquidity.

Venture Capital Commitments: We have investments in certain venture capital funds and have committed to provide additional capital to those funds. As appropriate investments are entered into, the venture capital general partners may draw upon those committed additional funds. As of December 31, 2005, we may be required to provide an additional $44 million when the committed funds are called by the venture capital funds’ general partners.

Leases: We conduct certain operations in leased facilities and also lease a portion of our data processing and other equipment. The lease agreements frequently include purchase and renewal provisions and require us to pay taxes, insurance and maintenance costs. Rental and lease expense incurred was $126 million in 2005, $124 million in 2004 and $132 million in 2003.

In mid-2004, we entered into a long-term supply agreement to purchase industrial gases. This agreement is accounted for as an operating lease.

Software Licenses: We have licenses for certain electronic design automation (EDA) software that are accounted for in accordance with Statement of Position 98-1. The related liabilities are apportioned between current liabilities (accounts payable) and long-term liabilities (other liabilities) on the balance sheet.

Purchase Commitments: We have certain purchase commitments that are for normal usage, some of which contain provisions for minimum payments.

Summary: At December 31, 2005, we were committed to make the following minimum payments under operating leases, capitalized software licenses and purchase commitments:

	Operating Leases	Capitalized Software Licenses	Purchase Commitments
2006	$93	$83	$230
2007	64	27	197
2008	43	9	195
2009	34	5	27
2010	28	—	3
Thereafter	181	—	10

Letters of Credit: At December 31, 2005, we had $86 million of unused documentary letters of credit to enable manufacturers of certain products for the E&PS segment to receive payment upon shipment to us.

Indemnification Guarantees: We routinely sell products with a limited intellectual property indemnification included in the terms of sale. Historically, we have had only minimal and infrequent losses associated with these indemnities. Consequently, any future liabilities brought about by the intellectual property indemnities cannot reasonably be estimated or accrued.

Warranty Costs/Product Liabilities: We accrue for known product-related claims if a loss is probable and can be reasonably estimated. During the periods presented, there have been no material accruals or payments regarding product warranty or product liability, and historically we have experienced a low rate of payments on product claims. Consistent with general industry practice, we enter formal contracts with certain customers in which the parties define warranty remedies. Typically, our warranty for semiconductor products covers three years, an obligation to repair, replace or refund, and a maximum payment obligation tied to the price paid for our products. In some cases, product claims may be disproportionate to the price of our products.

General: We are subject to various legal and administrative proceedings. Although it is not possible to predict the outcome of these matters, we believe that the results of these proceedings will not have a material adverse effect upon our financial condition, results of operations or liquidity.

Discontinued Operations Indemnity: In connection with the sale of the former Sensors & Controls business, we have agreed to indemnify Sensata for certain specified litigation matters, as well as other liabilities, including environmental liabilities. Our indemnification obligations with respect to breaches of representations and warranties and the specified litigation matters are, generally, subject to a total deductible of $30 million and our maximum potential exposure is limited to $300 million. There were no significant liabilities recorded under these indemnification obligations.

21. Supplemental Cash Flow Information

	2005	2004	2003
Cash Payments:
Interest (net of amounts capitalized)	$9	$21	$39
Income taxes (net of refunds)	591	261	243

22. Subsequent Events

General: On February 6, 2006, a jury in the U.S. District Court for the District of New Jersey determined that GlobespanVirata (Globespan), a subsidiary of Conexant Systems, Inc. (Conexant), had infringed two TI patents and one Stanford University (Stanford) patent relating to digital subscriber line (DSL) technology. The jury awarded $112 million in damages to TI. In June 2003, before Globespan’s merger with Conexant, Globespan had sued TI and Stanford claiming that the TI and Stanford patents were invalid and not being infringed by Globespan, and alleging violations of the antitrust law. In response, TI and Stanford brought counterclaims of patent infringement against Globespan. On May 5, 2006, the companies announced a settlement resolving this litigation. Under the settlement, Conexant paid TI $70 million and TI granted Conexant a license to essential patents relating to DSL technology. Under an agreement with Stanford, TI will be required to make a payment of $10 million to Stanford related to the royalty amount received by TI from Conexant.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Texas Instruments Incorporated

We have audited the accompanying consolidated balance sheets of Texas Instruments Incorporated and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Texas Instruments Incorporated and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation effective July 1, 2005.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2006 (not provided herein), expressed an unqualified opinion thereon.

Dallas, Texas

February 23, 2006, except for Note 2 and Note 22, as to which the date is October 27, 2006.

Summary of Selected Financial Data

(Millions of dollars, except share and per-share amounts)

Years Ended December 31,	2005	2004	2003	2002	2001
Net revenue	$12,335	$11,552	$8,911	$7,509	$7,331
Operating costs and expenses	9,776	9,592	8,146	7,409	8,049

Profit (loss) from operations	2,559	1,960	765	100	(718)
Other income (expense) net	205	233	324	(576)	215
Interest on loans	9	21	39	57	61

Income (loss) from continuing operations before income taxes	2,755	2,172	1,050	(533)	(564)
Provision (benefit) for income taxes	582	481	(15)	(58)	(267)

Income (loss) from continuing operations	2,173	1,691	1,065	(475)	(297)
Income from discontinued operations, net of income taxes	151	170	133	131	96

Net Income (loss)	$2,324	$1,861	$1,198	$(344)	$(201)

Basic income (loss) from continuing operations per common share	$1.33	$.98	$.62	$(.27)	$(.17)

Diluted income (loss) from continuing operations per common share	$1.30	$.96	$.60	$(.27)	$(.17)

Dividends declared per common share	$.105	$.089	$.085	$.085	$.085

Average common and dilutive potential common shares outstanding during year, in thousands*	1,670,916	1,768,073	1,766,400	1,733,343	1,734,506

*	For the years ended December 31, 2002 and 2001, dilutive potential common shares outstanding have been excluded due to the net loss for these periods.

December 31,	2005	2004	2003	2002	2001
Working capital	$7,035	$8,373	$5,626	$4,344	$4,375
Property, plant and equipment, net	3,730	3,794	3,998	4,663	5,431
Total assets	15,063	16,299	15,510	14,679	15,779
Long-term debt	329	368	395	833	1,211
Stockholders’ equity	11,937	13,063	11,864	10,734	11,879

Employees	30,068	30,446	29,083	29,243	29,079
Stockholders of record	29,848	27,496	28,058	26,884	29,985

Prior year periods have been restated to reflect the former Sensors & Controls business as discontinued operations.

See Notes to Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following should be read in conjunction with the financial statements and the related notes that appear elsewhere in this document. All dollar amounts in the tables in this discussion are stated in millions of U.S. dollars, except per-share amounts, unless otherwise indicated. The former Sensors & Controls business has been reflected as discontinued operations (see Note 2). Additionally, the radio frequency identification (RFID) systems operations that had been part of the Sensors & Controls business segment are included in the Semiconductor business segment. All amounts in this discussion reference continuing operations unless otherwise noted.

Overview

Texas Instruments makes, markets and sells high-technology components; more than 50,000 customers all over the world buy our products. We have two separate business segments: Semiconductor and Educational & Productivity Solutions (E&PS). Semiconductor is by far the largest of these business segments. It accounted for 96 percent of our revenue in 2005, and historically it averages a higher growth rate than E&PS, although the semiconductor market is characterized by wide swings in growth rates from year to year. We were the world’s third-largest semiconductor company in 2005 as measured by revenue, according to preliminary estimates from iSuppli Corporation, an industry analyst.

In our Semiconductor segment, we focus primarily on technologies that make it possible for a variety of consumer and industrial electronic equipment to process both analog and digital signals in real time. These technologies are known as analog semiconductors and digital signal processors, or DSPs, and together they account for about three-fourths of our Semiconductor revenue. Almost all of today’s digital electronic equipment requires some form of analog or digital signal processing.

Analog semiconductors process “real world” inputs, such as sound, temperature, pressure and visual images, conditioning them, amplifying them and converting them into digital signals. They also assist in the management of power distribution and consumption, aspects critical to today’s portable electronic devices. Generally, analog products require less capital-intensive factories to manufacture than digital products.

Our analog semiconductors consist of custom products and standard products. Custom products are designed for specific applications for specific customers. Standard products include application-specific standard products (designed for a specific application and usable by multiple customers) and high-performance standard catalog products (usable in multiple applications by multiple customers). These standard products are characterized by differentiated features and specifications, as well as relatively high margins. Standard analog products tend to have long life spans. Many custom and standard products are proprietary and difficult for competitors to imitate. Analog products also include commodity products, which are sold in high volume and into a broad range of applications, and generally are differentiated by price and availability. We are the world’s largest supplier of analog semiconductors.

DSPs use complex algorithms and compression techniques to alter and improve a data stream. These products are ideal for applications that require precise, real-time processing of real-world signals that have been converted into digital form. Their power efficiency is important for battery-powered devices.

Our DSP portfolio includes custom, application-specific and standard products. Custom products are designed for specific customers with very high volumes in established markets. Application-specific products are implementations crafted for specific applications like wireless infrastructure, VoIP (Voice over Internet Protocol) gateways, digital still cameras and residential gateways, to name a few. Our standard DSP products are sold into a broad range of applications and seed the next generation of signal-processing innovation. We are the world’s largest supplier of DSPs.

We own and operate semiconductor manufacturing sites in the Americas, Japan, Europe and Asia. Our facilities require substantial investment to construct and are largely fixed-cost assets once in operation. Because we own most of our manufacturing capacity, a significant portion of our operating costs is fixed. In general, these costs do not decline with reductions in customer demand or our utilization of our manufacturing capacity, and can adversely affect profit margins as a result. Conversely, as product demand rises and factory utilization increases, the fixed costs are spread over increased output, which should improve profit margins.

As part of our manufacturing strategy, we outsource a portion of our product manufacturing to outside suppliers (foundries and assembly/test subcontractors), which reduces both the amount of capital expenditures and subsequent depreciation required to meet customer demands, and fluctuations in profit margins. Outside foundries provided about 20 percent of our total wafers produced in 2005. (A wafer is a thin slice of silicon on which an array of semiconductor devices has been fabricated.)

The semiconductor market is characterized by constant and typically incremental innovation in product design and manufacturing technologies. We make significant investments in research and development (R&D). Typically, products resulting from our R&D investments in the current period do not contribute materially to revenue in that period, but should benefit us in future years. In general, new semiconductor products are shipped in limited quantities initially and will then ramp into high volumes over time. Prices and manufacturing costs tend to decline over time.

Our E&PS segment is a leading supplier of graphing handheld calculators. It also provides our customers with business and scientific calculators and a wide range of advanced classroom tools and professional development that enables students and teachers to interactively explore math and science. Our products are marketed primarily through retailers and to schools through instructional dealers. This business segment represented 4 percent of our revenue in 2005. Prices of E&PS products tend to be stable.

Profit sharing expense in 2005 was $115 million compared with $243 million in 2004. Beginning in 2005, expenses under the TI employee profit sharing plan are determined using a different formula than was used in 2004. The plan now provides for profit sharing to be calculated based solely upon our operating margin for the calendar year, whereas in 2004 profit sharing was calculated based upon operating margin and revenue growth. Under the current plan, a minimum threshold of 10 percent operating margin must be achieved before any profit sharing is paid. Profit sharing at 10 percent operating margin is 2 percent of eligible payroll. The maximum amount of profit sharing available under the plan is 20 percent of eligible payroll, and is paid only when our operating margin meets or exceeds 35 percent for a full calendar year. We accrue profit sharing based on how we expect to perform for the year in total. The accrual in a given quarter is based on our expectations at that time as to annual performance. The profit sharing accrual is included in cost of revenue, R&D expense, and selling, general and administrative (SG&A) expense. As a result of the change in our profit sharing formula we expect profit sharing expenses to be more stable over time.

In the third quarter of 2005, we implemented the Financial Accounting Standards Board’s Statement of Financial Accounting Standard (SFAS) No. 123(R), “Share-Based Payments.” The financial results of 2005 include the effects of adopting this new accounting rule for stock options effective July 1, 2005. Before July 1, 2005, our financial results include the expense of restricted stock units, but not stock options. As a result our 2005 financial results are not fully comparable to our prior financial results. For the year, the total stock-based compensation expense was $175 million, or 1.4 percent of revenue. The distribution of this expense was $90 million to SG&A expense, $53 million to R&D expense and $32 million to cost of revenue. See Changes in Accounting Standards below and Note 1 to the Financial Statements for additional information.

As a result of a study of the pattern of usage of long-lived depreciable assets, effective January 1, 2006, we will adopt the straight-line method of depreciation for all property, plant and equipment on a prospective basis as allowed for under new SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” See Financial Condition below and Note 1 to the Financial Statements for additional information.

We operate in a number of tax jurisdictions and are subject to several types of taxes including taxes based on income, capital, property and payroll, and sales and other transactional taxes. The timing of the final determination of our tax liabilities varies among these jurisdictions and their taxing authorities. As a result, during any particular reporting period, we might reflect (in either income before income taxes, the provision for income taxes or both) one or more tax refunds or assessments, or changes to tax liabilities, involving one or more taxing authorities.

Discontinued Operations

On January 9, 2006, we announced a definitive agreement to sell substantially all of the Sensors & Controls segment, excluding the RFID systems operations, to an affiliate of Bain Capital, LLC, for $3 billion in cash. The sale was completed on April 27, 2006. The former Sensors & Controls business acquired by Bain Capital, LLC was renamed Sensata Technologies (Sensata). The RFID operations retained are now included in the Semiconductor business segment.

Products in the former Sensors & Controls business included sensors, electrical and electronic controls. Our primary markets were automotive and industrial. Other targeted markets included heating, ventilation, air conditioning, refrigeration and industrial control systems.

Results of Operations

2005 Compared with 2004

2005 was our 75th year in operation, and as we crossed that milestone we delivered record annual results for revenue, operating profit, operating margin and operating cash flow. We also gained market share in our core semiconductor technologies of DSP and analog for the fourth consecutive year.

Highlights for 2005 include a reinforced leadership position in semiconductors for wireless cell phones. We exceeded $1 billion of semiconductor revenue in the newest cell-phone generation, known as 3G, by doubling our shipments of OMAP™ application processors and almost tripling our shipments of baseband modems. (OMAP processors are high-performance processors that enable multimedia applications in cell phones and other electronic devices.) Other highlights include initial shipments of a new family of DSPs for digital video known as DaVinci™, our agreement to acquire radio frequency expert Chipcon Group ASA for high-performance analog, customer sampling of our multi-mode Universal Mobile Telecommunications System (UMTS) chipset for wireless cell phones, and strong consumer acceptance of our DLP® technology in 1080p high-definition televisions (HDTVs).

We enter 2006 in excellent health. Customer and channel inventories appear lean, and demand is solid. Overall, we expect the combination of our customers, products and manufacturing abilities will enable us to keep evolving into a company that produces superior revenue and earnings growth on a sustained basis.

Statement of Operations – Selected Items

	For years ended December 31,
	2005	2004	2003
Revenues by segment:
Semiconductor	$11,829	$11,034	$8,426
Educational & Productivity Solutions	506	518	485

Net revenue	12,335	11,552	8,911
Cost of revenue	6,319	6,295	5,256

Gross profit	6,016	5,257	3,655
Gross profit % of revenue	48.8%	45.5%	41.0%
Research and development	1,986	1,946	1,724
R&D % of revenue	16.1%	16.8%	19.3%
Selling, general and administrative	1,471	1,351	1,166
SG&A % of revenue	11.9%	11.7%	13.1%

Profit from operations	2,559	1,960	765
Operating profit % of revenue	20.7%	17.0%	8.6%
Other income (expense) net	205	233	324
Interest on loans	9	21	39

Income from continuing operations before income taxes	2,755	2,172	1,050
Provision/(benefit) for income taxes	582	481	(15)

Income from continuing operations	$2,173	$1,691	$1,065

Diluted income from continuing operations per common share	$1.30	$.96	$.60

Details of Financial Results

For the year, our revenue reached $12.33 billion, an increase of 7 percent. We also set a new high for operating margin of 20.7 percent.

Diluted income from continuing operations per share was $1.30 for the year and includes stock-based compensation expense of $0.07 for the year.

Gross profit of $6.02 billion, or 48.8 percent of revenue, increased 14 percent from 2004 primarily due to higher gross margin in our Semiconductor business segment. Stock-based compensation expense included in cost of revenue was $32 million in 2005 compared with zero in 2004.

R&D expense of $1.99 billion, or 16.1 percent of revenue, increased $40 million, or 2 percent from 2004, primarily due to stock-based compensation expense, which was $53 million in 2005 compared with zero in 2004.

SG&A expense of $1.47 billion, or 11.9 percent of revenue, increased 9 percent primarily due to higher stock-based compensation and, to a lesser extent, expenses for DLP product advertising. Stock-based compensation expense included in SG&A was $90 million in 2005 compared with $18 million in 2004.

Operating profit for the year was a record $2.56 billion. Operating margin was also a record at 20.7 percent of revenue, increasing 31 percent from 2004 due to higher operating margin in Semiconductor. Total stock-based compensation expense for 2005 was $175 million, or 1.4 percent of revenue, compared with $18 million in 2004.

OI&E decreased $28 million in 2005 to $205 million. Interest income was $165 million, an increase of $29 million, due to higher average interest rates earned on short-term investments. This was offset by lower income in 2005 than in 2004 from settlements related to grants from the Italian government regarding our former memory business operations, and the 2004 favorable settlement with the State of Texas over claims for refund of state sales taxes relating to our former defense electronics business.

In 2005, we recognized net discrete tax items of $92 million, consisting of $147 million primarily associated with favorable developments on certain outstanding income tax matters, partially offset by a $55 million accrual for taxes on dividends from earnings repatriated from our non-U.S. subsidiaries under the American Jobs Creation Act of 2004 (AJCA). The effective tax rate for 2005, which, by definition, does not include discrete tax items, was 24 percent. This compares with the effective tax rate in 2004 of 22 percent. This difference was primarily due to an increase in income from continuing operations before income taxes in 2005. The effective tax rate for 2005 of 24 percent differs from the 35 percent corporate statutory rate due to the effect of non-U.S. tax rates and, to a lesser extent, various tax benefits such as for export sales and research activities.

Including the effect of the discrete tax items recognized during 2005, the overall tax rate was 21 percent compared with 22 percent in 2004. The lower tax rate in 2005 was the result of the discrete tax items recognized during the year, partially offset by the impact of the increase in income before income taxes.

For the year, income from continuing operations was $2.17 billion, or $1.30 per share, an increase of 29 percent compared with 2004 income from continuing operations of $1.69 billion, or $0.96 per share.

For the year, net income, which includes income from continuing operations and discontinued operations, was $2.32 billion, or $1.39 per share, an increase of 25 percent compared with 2004 net income of $1.86 billion, or $1.05 per share. Earnings per share growth of 32 percent in 2005 exceeded net income growth, reflecting a net decline of about 100 million shares in the average diluted shares outstanding primarily resulting from our stock repurchase program.

For the year, our orders of $12.84 billion increased 13 percent as demand grew for our Semiconductor products. Semiconductor orders increased 13 percent to $12.34 billion due to broad-based demand for our DSP and analog products.

Semiconductor Segment

Statement of Operations – Semiconductor

	For years ended December 31,
	2005	2004
Net revenue	$11,829	$11,034
Cost of revenue	6,056	6,026

Gross profit	5,773	5,008
Gross profit % of revenue	48.8%	45.4%
Profit from operations	2,808	2,068
Operating profit % of revenue	23.7%	18.7%

Semiconductor revenue in 2005 of $11.83 billion increased 7 percent from 2004 primarily due to increased shipments resulting from higher demand for wireless products and, to a lesser extent, increased shipments from higher demand for high-performance analog products.

For the year, wireless revenue grew 14 percent, with success in both the fast-growing 3G WCDMA market, and in supplying chips to the rapidly growing emerging market for low-price cell phones. We believe industry shipments of WCDMA cell-phones doubled in 2005. In 2005, about 55 percent of our 3G revenue came from sales of OMAP application processors and about 45 percent from sales of digital baseband modems.

For the year, high-performance analog revenue grew 13 percent, reflecting the combination of four consecutive quarters of solid growth and the inventory correction that was underway at our distributors at the end of 2004. We exited 2005 with distribution inventory levels of our high-performance analog products lower than they were at the end of 2004, despite resales that were significantly higher.

Gross profit of $5.77 billion, or 48.8 percent of revenue, increased $765 million from 2004, primarily due to manufacturing cost reductions and, to a lesser extent, higher revenue.

Operating profit was $2.81 billion, or 23.7 percent of revenue, up $740 million from 2004 due to higher gross profit.

Analog revenue increased 4 percent from 2004 primarily due to increased shipments resulting from growth in demand for high-performance analog products, which more than offset the loss of revenue from our commodity liquid crystal display (LCD) driver product line, which we divested in the first quarter of 2005. In 2005, about 40 percent of total Semiconductor revenue came from analog.

DSP revenue increased 15 percent from 2004 primarily due to increased shipments resulting from growth in demand for wireless products. In 2005, about 40 percent of total Semiconductor revenue came from DSP.

For the year, remaining Semiconductor revenue increased 2 percent from 2004 primarily due to higher shipments resulting from increased demand for reduced instruction set computing (RISC) microprocessors (designed to provide very fast computing, typically for a specialized application such as servers), and microcontrollers (a microprocessor designed to control a very specific task for electronic equipment) that offset a decline in revenue from DLP products.

We began 2005 with excess inventories of DLP products at both our customers and their channels. Overall DLP revenue declined 8 percent in 2005. We left the year in a much better position, with revenue in the fourth quarter up 10 percent from the year-ago quarter. In 2005, DLP was about 5 percent of Semiconductor revenue, while RISC microprocessors, standard logic, microcontrollers and royalties were under 5 percent each.

In total, we estimate that our 2005 Semiconductor product revenue came from the following broad markets: communications (including wireless and broadband communications) was about 50 percent; computing (including peripherals and computers) was about 30 percent; consumer electronics was about 10 percent; industrial was about 5 percent; and automotive was about 5 percent.

For the year, Semiconductor orders increased 13 percent to $12.34 billion due to broad-based demand for our DSP and analog products.

Educational & Productivity Solutions (E&PS) Segment

Statement of Operations – E&PS

	For years ended December 31,
	2005	2004
Net revenue	$506	$518
Cost of revenue	206	226

Gross profit	300	292
Gross profit % of revenue	59.2%	56.4%
Profit from operations	188	176
Operating profit % of revenue	37.2%	34.0%

E&PS revenue for 2005 was $506 million, down 2 percent from 2004 primarily due to tighter inventory management at retail customers.

Gross profit of $300 million, or a record 59.2 percent of revenue, increased $8 million from 2004 primarily due to lower manufacturing costs.

Operating profit was a record $188 million, or 37.2 percent of revenue, an increase of $12 million from 2004 due to higher gross profit.

Discontinued Operations

Revenue for 2005 from the former Sensors & Controls business was $1.06 billion, up 3 percent from 2004 due to increased shipments resulting from growth in demand for sensor products.

Income from discontinued operations before income taxes was $232 million, or 21.9 percent of revenue, a decrease of $17 million from the prior year primarily due to costs associated with new products.

Income from discontinued operations net of income taxes was $151 million, or $0.09 per share, a decrease of 11 percent compared with 2004 income from discontinued operations, net of tax of $170 million, or $0.10 per share, primarily due to lower operating profit.

2004 Compared with 2003

We delivered excellent growth and improved profitability in 2004 despite a second half that was dampened by inventory adjustments. In the third and fourth quarters of 2004, distributors and other customers adjusted their semiconductor inventories. In response, we took action beginning in the third quarter to sharply reduce factory loadings, which resulted in exiting the year with $102 million lower inventory levels than in the third quarter.

For 2004, our revenue was $11.55 billion, up $2.64 billion or 30 percent from 2003 due to broad-based growth in the Semiconductor segment. Semiconductor revenue increased 31 percent from 2003 due to increased shipments resulting from broad-based demand.

In the E&PS segment, revenue for 2004 increased 7 percent from 2003 on the strength of higher shipments for new graphing calculator products.

Income from continuing operations per share for the year were $0.96 compared with $0.60 in 2003.

Earnings per share for the year were $1.05 compared with $0.68 in 2003.

Details of Financial Results

Gross profit of $5.26 billion, or 45.5 percent of revenue, increased 44 percent from 2003 primarily due to higher revenue.

R&D expense of $1.95 billion, or 16.8 percent of revenue, increased 13 percent from 2003 primarily due to increased product development in Semiconductor, especially for wireless.

SG&A expense of $1.35 billion, or 11.7 percent of revenue, increased 16 percent due to increased levels of marketing, especially for Semiconductor products and, to a lesser degree, higher profit sharing accruals.

For the year, operating profit of $1.96 billion, or 17.0 percent of revenue, increased 156 percent due to higher gross profit.

In 2004, $243 million was accrued for our employee profit sharing plan, including $90 million in cost of revenue, $81 million in SG&A and $72 million in R&D. No profit sharing was accrued in 2003.

OI&E of $233 million decreased by $91 million from 2003 due to lower investment gains that were partially offset, in decreasing order, by the partial settlement of matters related to grants from the Italian government regarding our former memory business operations, higher interest income generated from higher cash balances and higher interest rates, and the resolution of an open sales-tax item associated with our divested defense electronics business. In 2003, OI&E included pre-tax investment gains of $203 million from the sale of our remaining 57 million shares of Micron Technologies, Inc. (Micron) common stock.

For the year, interest expense of $21 million decreased $18 million due to our lower debt level, which primarily resulted from our redemption of $400 million of notes that matured in the third quarter of 2004.

For the year, net income was $1.86 billion, or $1.05 per share, as compared with $1.20 billion, or $0.68 per share for 2003.

The effective annual tax rate for 2004 of 22 percent differs from the 35 percent corporate statutory rate due to the effect of non-U.S. tax rates and, to a lesser extent, various tax benefits such as for export sales and research activities.

The effective annual tax rate was a credit in 2003 compared with 22 percent in 2004. This difference was primarily due to the reversal in 2003 of the $223 million valuation allowance on deferred tax assets generated in 2002 by the write-down of the investment in Micron stock. The tax rate impact of higher profit was primarily offset by increases in tax benefits and credits.

For the year, our orders of $11.40 billion increased 21 percent due to Semiconductor. Semiconductor orders of $10.88 billion increased 22 percent, reflecting broad-based demand.

Semiconductor Segment

Statement of Operations – Semiconductor

	For years ended December 31,
	2004	2003
Net revenue	$11,034	$8,426
Cost of revenue	6,026	4,920

Gross profit	5,008	3,506
Gross profit % of revenue	45.4%	41.5%
Profit from operations	2,068	983
Operating profit % of revenue	18.7%	11.6%

Semiconductor revenue of $11.03 billion increased 31 percent from 2003, due to increased shipments resulting from broad-based demand, led by 40 percent growth in wireless revenue, 40 percent growth in high-performance analog revenue and 79 percent growth in DLP product revenue. Revenue from analog products and DSPs represented about 75 percent of total Semiconductor revenue for both 2004 and 2003. From an end-equipment perspective, higher shipments into the wireless market provided the most significant source of growth, as wireless revenue increased more than $1 billion to a record $3.84 billion for the year. Almost $500 million of the wireless revenue growth came from the emerging market for 3G cell phones. Higher DLP shipments reflect the significant share gains in both of its primary markets – front projectors and HDTVs. The higher shipments also reflect the building of excess inventories by both our front projector and HDTV customers and their channels.

Semiconductor gross profit of $5.01 billion, or 45.4 percent of revenue, increased $1.50 billion primarily due to higher revenue.

For the year, operating profit was $2.07 billion, or 18.7 percent of revenue, up $1.09 billion due to higher gross profit.

Analog revenue increased 28 percent from 2003 primarily due to higher shipments as a result of growth in demand for high-performance analog products and wireless products. High-performance analog revenue for the year grew 40 percent due to broad-based demand. In 2004, about 40 percent of total Semiconductor revenue came from analog.

DSP revenue increased 35 percent from 2003 primarily due to strong demand for wireless products, and, to a lesser extent, catalog and broadband products. The emerging market for 3G handsets was a major contributor to the growth in demand for DSP products for wireless. In 2004, about 35 percent of total Semiconductor revenue came from DSP.

Our remaining Semiconductor revenue increased 30 percent primarily due to demand for DLP products. Revenue from DLP products increased 79 percent for the year. In 2004, DLP products were more than 5 percent of Semiconductor revenue, while RISC microprocessors, standard logic, microcontrollers and royalties were under 5 percent each.

Results for our Semiconductor products sold into key end equipments were as follows:

•	Wireless revenue grew 40 percent primarily due to more than 40 percent growth in 2.5G products and almost 300 percent growth in 3G products. Growth in revenue was due to higher shipments reflecting increased demand from manufacturers of cell phones, primarily for advanced processors for both the modem function and applications processing. We have continued our leadership in the 3G UMTS market. UMTS is widely expected to be the prevalent global standard for 3G cell phones. We believe a strong majority of 3G cell phones using the UMTS standard are based on our DSPs and OMAP application processors. In 2004, about 35 percent of total Semiconductor revenue came from the wireless market.

•	Broadband communications revenue, which includes DSL and cable modems, Voice over Internet Protocol (VoIP) and wireless LAN (WLAN), grew 46 percent due to higher shipments from increased demand in all product areas. In 2004, about 5 percent of total Semiconductor revenue came from the broadband communications market.

In total, we estimate that our 2004 Semiconductor revenue came from the following broad markets: communications (including wireless and broadband communications) was about 50 percent of Semiconductor revenue; computing (including computers and peripherals) was about 30 percent; consumer electronics was about 10 percent; automotive was about 5 percent; and industrial and other was about 5 percent.

Semiconductor orders for 2004 increased 22 percent to $10.88 billion due to broad-based demand.

Educational & Productivity Solutions (E&PS) Segment

Statement of Operations – E&PS

	For years ended December 31,
	2004	2003
Net revenue	$518	$485
Cost of revenue	226	218

Gross profit	292	267
Gross profit % of revenue	56.4%	55.1%
Profit from operations	176	157
Operating profit % of revenue	34.0%	32.3%

E&PS revenue for 2004 was a record $518 million, up 7 percent primarily due to increased shipments resulting from higher demand for new graphing calculator products.

For the year, gross profit of $292 million, or 56.4 percent of revenue, increased $25 million primarily due to higher revenue.

Operating profit was a record $176 million, or 34.0 percent of revenue, an increase of $19 million due to higher gross profit.

Discontinued Operations

Revenue for 2004 from the former Sensors & Controls business was $1.03 billion, up 11 percent due to higher shipments resulting from broad-based demand.

Income from discontinued operations before income taxes was $249 million, or 24.2 percent of revenue, an increase of $49 million due to higher revenue.

Income from discontinued operations net of income taxes was $170 million, or $0.10 per share, an increase of 28 percent compared with 2003 income from discontinued operations, net of tax of $133 million, or $0.08 per share, primarily due to higher operating profit.

Financial Condition

At the end of 2005, total cash (cash and cash equivalents plus short-term investments) was $5.33 billion, down $1.02 billion from the end of 2004.

Accounts receivable of $1.65 billion at the end of 2005 increased $103 million from 2004 due to higher revenue. Days sales outstanding were 45 at the end of the fourth quarter of 2005, down from 48 days at the end of the fourth quarter of 2004.

For the year, inventory increased by $15 million compared with the end of 2004, primarily in work-in-process, with fourth-quarter finished goods below desired levels. Days of inventory at the end of the fourth quarter were 64, the same as at the end of 2004.

Depreciation in 2005 was $1.35 billion, a decrease of $103 million from 2004.

Beginning in the first quarter of 2006, we will change our method of depreciation from an accelerated to a straight-line method on our existing and future property, plant and equipment assets. This change is the result of a study that was conducted regarding the usage pattern of our long-lived depreciable assets. The study indicated a trend toward more consistent utilization of assets as we have focused our product portfolio on differentiated products and supplemented our internal semiconductor manufacturing with supply from foundries. As part of the same study, we determined that estimated useful lives of the property, plant and equipment assets are appropriate and, consequently, will not be changed. Under SFAS No. 154, a change in depreciation method is treated as a change in estimate and prior-period results will not be restated. We expect depreciation to decline about $350 million in 2006 compared with 2005, with about half of this reduction coming from the change in our method of depreciation.

Liquidity and Capital Resources

Our primary source of liquidity is our $1.21 billion of cash and cash equivalents and $4.12 billion of short-term investments, totaling $5.33 billion. Other sources of liquidity are: (a) authorized borrowings of $500 million for commercial paper, backed by a 364-day revolving credit facility, and (b) a new revolving credit facility for $175 million entered into by our Japan subsidiary in connection with our decision to repatriate earnings under the AJCA (see discussion below and in Note 9 to the Financial Statements for additional information). As of December 31, 2005, these facilities were not being utilized.

For the year, cash flow from operations increased $635 million, or 21 percent, to $3.61 billion, primarily due to higher net income.

Net cash used in investing activities was $1.63 billion for 2005 compared with $1.12 billion for 2004. In 2005 there were $421 million of net purchases of short-term cash investments compared with $135 million of cash received from net sales of short-term cash investments in 2004.

Capital expenditures of $1.29 billion increased by $28 million from 2004. Our capital expenditures in 2005 were primarily for assembly and test equipment, advanced wafer fabrication equipment and construction of our new 300-millimeter manufacturing facility in Richardson, Texas.

For 2005, net cash used in financing activities was $3.54 billion compared with $1.15 billion in 2004, primarily reflecting increased repurchases of our common stock. We used $4.15 billion of cash to repurchase 153.2 million shares of our common stock in 2005 compared with $753 million used to repurchase 30.1 million shares of our common stock in 2004. Dividends paid in 2005 of $173 million compared with $154 million in 2004, reflect the effect of increases in the quarterly dividend rate in the fourth quarters of 2004 and 2005. The quarterly cash dividend rate was increased to $0.025 per share beginning with the dividend declared on October 21, 2004. The quarterly cash dividend rate was increased again to $0.03 per share beginning with the dividend declared on October 20, 2005.

Cash proceeds received from the exercise of employee stock options in 2005 were $461 million compared with $192 million in 2004. In 2004, we repaid $435 million of maturing long-term debt.

In 2005, to avail ourselves of tax savings provided for under the AJCA, we repatriated $1.29 billion of previously undistributed earnings of non-U.S. subsidiaries. (See Note 19 to the Financial Statements for a discussion of the tax impact.) During the fourth quarter, our Japan subsidiary borrowed $275 million in order to facilitate this process.

At the end of 2005, TI’s debt-to-total capital ratio was 0.05, up from 0.03 at the end of 2004 due to the borrowing associated with the non-U.S. earnings repatriation.

In January 2006, the board of directors authorized the repurchase of an additional $5 billion of our common stock. Cumulatively, our board of directors has authorized $10 billion in stock repurchases since September 2004.

Long-term Contractual Obligations

	Payments Due by Period
Contractual Obligations	Total	2006	2007/2008	2009/2010	Thereafter
Long-term debt obligations (1)	$630	$301	$158	$160	$11
Operating lease obligations (2)	443	93	107	62	181
Software license obligations (3)	124	83	36	5	—
Purchase obligations (4)	662	230	392	30	10
Pension funding (5)	140	140	—	—	—
Deferred compensation plan (6)	179	18	31	25	105
Venture capital commitments (7)	44	44	—	—	—

Total	$2,222	$909	$724	$282	$307

(1)	Long-term debt obligations includes amounts classified as current portion of long-term debt, i.e., obligations that will be retired within 12 months.
(2)	Operating lease obligations includes minimum lease payments for leased facilities and equipment, as well as purchases of industrial gases under a contract accounted for as an operating lease.
(3)	Software license obligations includes agreements to license electronic design automation software; these are classified as operating leases or capital leases in accordance with Statement of Position 98-1.
(4)	Purchase obligations includes contractual arrangements with suppliers where there is a fixed non-cancellable payment schedule or minimum payments due with a reduced delivery schedule. Excluded from the table are cancellable arrangements. However, depending on the timing of cancelling certain purchase arrangements, an additional $85 million of cancellation penalties may be required to be paid, which are not reflected in the table.
(5)	Pension funding includes the expected tax-deductible contribution planned during 2006. Funding projections beyond the current year are not practical to estimate due to the rules affecting tax-deductible contributions and the impact from the plan asset performance, interest rates and potential U.S. federal legislation.
(6)	Deferred compensation plan includes an estimate of payments under this plan for the liability that existed at December 31, 2005. Certain employees are eligible to defer a portion of their salary, bonus and profit sharing into a nonqualified deferred compensation plan. Employees who participate in the plan can select one of eight distribution options offered by the plan. Payments are made after the employee terminates, in accordance with the employee’s distribution election and plan balance.
(7)	Venture capital commitments includes investments in certain venture capital funds where we have committed to provide additional capital to those funds. As appropriate investments are entered into, the venture capital general partners may draw upon those committed additional funds. Because the timing and amount of these commitments is unknown, the table reflects the commitments assuming that they are immediately called by the venture capital funds’ general partners in the maximum amount committed.

We believe we have the necessary financial resources to fund our working capital needs, capital expenditures, dividend payments and other business requirements for at least the next 12 months.

Critical Accounting Policies

In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, we use statistical analyses, estimates and projections that affect the reported amounts and related disclosures and may vary from actual results. We consider the following accounting policies to be both those that are most important to the portrayal of our financial condition and that require the most subjective judgment. If actual results differ significantly from management’s estimates and projections, there could be a significant effect on our financial statements.

Revenue Recognition

Revenue from sales of our products is recognized upon shipment or delivery, depending upon the terms of the sales order, provided that persuasive evidence of a sales arrangement exists, title and risk of loss have transferred to the customer, the sales amount is fixed and determinable and collection of the revenue is reasonably assured. A portion of our sales is to distributors. We recognize revenue from sales of our products to distributors upon delivery of product to the distributors.

We reduce revenue based on estimates of future credits to be granted to customers. Credits are granted for reasons such as prompt payment discounts, volume-based incentives, other special pricing arrangements and product returns due to quality issues. Our estimates of future credits are based on historical experience, analysis of product shipments and contractual arrangements with customers.

Distributor revenue is recognized net of allowances, which are management estimates based on analysis of historical data, current economic conditions and contractual terms. These allowances recognize the impact of credits granted to distributors under certain programs common in the semiconductor industry whereby distributors receive certain price adjustments to meet individual competitive opportunities, or are allowed to return or scrap a limited amount of product in accordance with contractual terms agreed upon with the distributor or receive price protection credits when our standard published prices are lowered from the price the distributor paid for product still in their inventory. Historical claims data are maintained for each of the programs, with differences among geographic regions taken into consideration. We continually monitor the actual claimed allowances against our estimates, and we adjust our estimate as appropriate to reflect trends in distributor revenue and inventory levels. Allowances are also adjusted when recent historical data does not represent anticipated future activity.

Royalty revenue is recognized upon sale by the licensee of royalty-bearing products, as estimated by us, and when realization of payment is considered probable by management. Estimates are based on historical experience and analysis of annual sales results of licensees. Estimates are periodically adjusted as a result of reviews of reported results of licensees, which reviews may take the form of an independent audit. Where warranted, revenue from licensees may be recognized on a cash basis.

In addition, we monitor collectibility of accounts receivable primarily through review of the accounts receivable aging. When facts and circumstances indicate the collection of specific amounts or from specific customers is at risk, we assess the impact on amounts recorded for bad debts and, if necessary, will record a charge in the period such determination is made.

Stock-based Compensation

With the implementation of SFAS No. 123(R), effective July 1, 2005, stock-based compensation changes our financial statements as detailed in Notes 1 and 14 to the Financial Statements. Determining the amount and distribution of expense for stock-based compensation, as well as the associated impact to the balance sheets and statements of cash flows, requires us to develop estimates of the fair value of stock-based compensation expense. The most significant factors of that expense that require estimates or projections include the expected volatility, expected lives and estimated forfeiture rates of employee stock options.

For grants made prior to July 1, 2005, an analysis of historical volatility was used to develop the estimate of expected volatility. Effective July 1, 2005, we changed our method of determining expected volatility on all options granted after that date to rely solely on available implied volatility rates. After giving consideration to recently available regulatory guidance, we believe that market-based measures of implied volatility are currently the best available indicators of expected volatility. The effect of this change in assumption was not material in 2005 and is not expected to be material in 2006.

The expected lives of options are determined based on our historical share option exercise experience, using a rolling 10-year average. We believe the historical experience method is the best estimate of future exercise patterns currently available.

Estimated forfeiture rates are derived from historical forfeiture patterns. We believe the historical experience method is the best estimate of forfeitures currently available.

Inventory Valuation Allowances

Inventory is valued net of allowances for unsalable or obsolete raw materials, work-in-process and finished goods. Allowances are determined quarterly by comparing inventory levels of individual materials and parts to historical usage rates, current backlog and estimated future sales and by analyzing the age of inventory, in order to identify specific components of inventory that are judged unlikely to be sold. In addition to this specific identification process, statistical allowances are calculated for remaining inventory based on historical write-offs of inventory for salability and obsolescence reasons. Inventory is written off in the period in which disposal occurs. Actual future write-offs of inventory for salability and obsolescence reasons may differ from estimates and calculations used to determine valuation allowances due to changes in customer demand, customer negotiations, technology shifts and other factors.

Income Taxes

In determining income for financial statement purposes, we must make certain estimates and judgments in the calculation of tax provisions and the resultant tax liabilities and in the recoverability of deferred tax assets that arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In the ordinary course of global business, there may be many transactions and calculations where the ultimate tax outcome is uncertain. The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax laws. We recognize potential liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on an estimate of the ultimate resolution of whether, and the extent to which, additional taxes will be due. Although we believe the estimates are reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.

As part of our financial process, we must assess the likelihood that our deferred tax assets can be recovered. If recovery is not likely, the provision for taxes must be increased by recording a reserve in the form of a valuation allowance for the deferred tax assets that are estimated not to be ultimately recoverable. In this process, certain relevant criteria are evaluated including the existence of deferred tax liabilities that can be used to absorb deferred tax assets, the taxable income in prior carryback years that can be used to absorb net operating losses and credit carrybacks, and taxable income in future years. Our judgment regarding future taxable income may change due to future market conditions, changes in U.S. or international tax laws and other factors. These changes, if any, may require material adjustments to these deferred tax assets and an accompanying reduction or increase in net income in the period when such determinations are made.

In addition to the risks to the effective tax rate described above, the effective tax rate reflected in forward-looking statements is based on current enacted tax law. Significant changes during the year in enacted tax law could affect these estimates.

Impairment of Long-lived Assets

We review long-lived assets for impairment when certain indicators are present that suggest the carrying amount may not be recoverable. This review process primarily focuses on intangible assets from business acquisitions; property, plant and equipment; and software for internal use or embedded in products sold to customers. Factors considered include the under-performance of an asset compared to expectations and shortened useful lives due to planned changes in the use of the assets. Recoverability is determined by comparing the carrying amount of long-lived assets to estimated future undiscounted cash flows. If future undiscounted cash flows are less than the carrying amount of the long-lived assets, an impairment charge would be recognized for the excess of the carrying amount over fair value determined by either a quoted market price, if any, or a value determined by utilizing a discounted cash-flow technique. Additionally, in the case of assets that will continue to be used in future periods, a shortened depreciable life may be utilized if appropriate, resulting in accelerated amortization based upon the expected net realizable value of the asset at the date the asset will no longer be utilized. Actual results may vary from estimates due to, among other things, differences in operating results, shorter asset useful lives and lower market values for excess assets.

Changes in Accounting Standards

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which will become effective for us beginning January 1, 2006. This standard clarifies that abnormal amounts of idle facility expense, freight, handling costs and wasted material should be expensed as incurred and not included in overhead. In addition, this standard requires that the allocation of fixed production overhead costs to inventory be based on the normal capacity of the production facilities. We have completed the evaluation of the impact of this standard on our financial position and results of operations, and have concluded that the impact of the change will not be material, as the normal capacity rate to be used is not materially different from the optimal capacity rate previously used.

In November 2005, the FASB issued FASB Staff Position (FSP) Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (FSP 115-1 and 124-1), which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. FSP 115-1 and 124-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 and 124-1 will be effective for us beginning as of January 1, 2006. We are currently evaluating the potential impact FSP 115-1 and 124-1 may have on our financial position and results of operations, but do not believe the impact of any changes, if necessary, will be material.

See Changes in Accounting Standards in Note 1 to the Financial Statements for discussion of other changes in accounting standards.

Adoption of FAS 123(R) for Stock Options

The financial results of 2005 include the effects of adopting new accounting rules for stock-based compensation as of July 1, 2005, and as a result are not fully comparable to the financial results for 2004. Stock-based compensation expense has been allocated to the applicable income statement lines but has not been allocated to the various segments, rather it is reflected in corporate.

We have several stock-based employee compensation plans, more fully described in Note 14 to the Financial Statements, under which we may grant stock options, restricted stock units (RSUs) and other stock-based awards. Prior to July 1, 2005, we accounted for awards granted under those plans following the intrinsic value method of recognizing and measuring stock-based awards under the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under APB No. 25, no compensation cost was reflected in net income for stock options, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant (except options granted under employee stock purchase plans and acquisition-related stock option awards). The terms for stock options offered to employees under TI employee stock purchase plans qualified these awards for exclusion from recognition of compensation cost. Compensation cost was recognized for grants of RSUs based on the market price in effect on the date of grant.

Effective July 1, 2005, we adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payments,” using the modified prospective application method. Under this transition method, compensation cost recognized for the year ended December 31, 2005, includes the applicable amounts of: (a) compensation cost of all stock-based payments granted prior to, but not yet vested as of, July 1, 2005 (based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123 and previously presented in the pro forma footnote disclosures), and (b) compensation cost for all stock-based payments granted subsequent to July 1, 2005 (based on the grant-date fair value estimated in accordance with the new provisions of SFAS No. 123(R)). Results for prior periods have not been restated (see Note 1 to the Financial Statements for additional discussion of the impact of adopting SFAS 123(R)).

Included in Note 1 to the Financial Statements, under Prior Period Pro Forma Presentations, is a table that reflects what the our financial results would have been for each of the last three years as if the stock-based awards had been accounted for under the fair value method.

As of December 31, 2005, the total future compensation cost for continuing operations related to non-vested stock options and RSUs not yet recognized in the statement of income was $435 million and $41 million, with weighted-average periods over which these awards are expected to be recognized of 1.1 years and 1.4 years, respectively. Of that total, $246 million, $163 million, $61 million and $6 million are expected to be recognized in 2006, 2007, 2008 and 2009, respectively.

Off-balance Sheet Arrangements

As of December 31, 2005, we had no significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Commitments and Contingencies

See Note 20 to the Financial Statements for a discussion of our commitments and contingencies.

Quantitative and Qualitative Disclosures about Market Risk

The U.S. dollar is the functional currency for financial reporting. In this regard, we use forward currency exchange contracts to minimize the adverse earnings impact from the effect of exchange rate fluctuations on our non-U.S. dollar net balance sheet exposures. For example, at year-end 2005, we had forward currency exchange contracts outstanding of $191 million to hedge net balance sheet exposures (including $67 million to sell euros, $41 million to sell Japanese yen and $17 million to buy Korean won). Similar hedging activities existed at year-end 2004. Because most of the aggregate non-U.S. dollar balance sheet exposure is hedged by these exchange contracts, a hypothetical 10 percent plus or minus fluctuation in non-U.S. currency exchange rates would not be expected to have a material earnings impact, e.g., based on year-end 2005 balances and rates, a pre-tax currency exchange gain or loss of less than $1 million.

Our long-term debt has a fair value, based on current interest rates, of approximately $634 million at year-end 2005 ($394 million at year-end 2004). Fair value will vary as interest rates change. The following table presents the aggregate maturities and historical cost amounts of the debt principal and related weighted-average interest rates by maturity dates at year-end 2005:

Maturity Date	U.S. Dollar Fixed-Rate Debt	Average Interest Rate	U.S. Dollar Floating Rate Debt	Average Pay Rate	Average Receive Rate
2006	$300	6.12%	$1	4.25%	6.86%
2007	43	8.75%	—	—	—
2008	—	—	115	4.64%	—
2009	—	—	—	—	—
2010	—	—	160	4.64%	—
Thereafter	11	6.20%	—	—	—

	$354	6.44%	$276	4.64%	6.86%

Total long-term debt historical cost amount at year-end 2005, was $630 million and year-end 2004 was $379 million.

We had interest rate swaps that changed the characteristics of the interest payments on the underlying notes ($50 million of 7.0% notes which matured on August 15, 2004, $300 million of 6.125% notes due 2006 and $43 million of 8.75% notes due 2007) from fixed-rate payments to short-term LIBOR-based variable rate payments in order to achieve a mix of interest rates on our long-term debt which, over time, is expected to moderate financing costs. The effect of these interest rate swaps was to decrease interest expense by $11 million in 2005 and $19 million in 2004. The year-end 2005 effective interest rates for the notes, including the effect of the swaps, was approximately 3.61% for the $300 million of notes due 2006 and 8.27% for the $43 million of notes due 2007.

Our cash equivalents are debt securities with original maturities equal to or less than three months. Short-term investments are debt securities, including auction-rate securities, with original maturities greater than three months (see Note 3 to Financial Statements). Their aggregate fair value and carrying amount were $5.10 billion at year-end 2005 (fair value and carrying amount were each $6.12 billion at year-end 2004). Fair value will vary as interest rates change.

Equity investments at year-end 2005 consisted of the following (types of investments at year-end 2004 were similar, although we also had a convertible debt security at that date):

•	Equity investments – include marketable (publicly traded) and non-marketable (private investments, including various venture funds) equity investments.

•	Mutual funds and other investments – consist of mutual funds that were selected to generate returns that offset changes in certain liabilities related to deferred compensation arrangements. The mutual funds hold a variety of debt and equity investments.

Marketable equity and debt investments are stated at fair value and marked-to-market through stockholders’ equity, net of tax. Impairments deemed to be other than temporary are expensed in the Statement of Income. Changes in prices of the mutual fund investments are expected to offset related changes in deferred compensation liabilities such that a 10 percent increase or decrease in investment prices would not affect operating results.

Restructuring Action

In 2003, we announced a restructuring action that affected 897 jobs in Semiconductor manufacturing operations in the U.S. and international locations, as those operations became more productive with fewer people. The total cost of this restructuring action was $84 million. The projected savings from this restructuring action are estimated to be an annualized $67 million, predominantly comprised of payroll and benefit savings. As of December 31, 2005, all affected employees have been terminated and total net pretax charges of $84 million have been recorded associated with this action. Payments are expected to be completed in 2006.

For more detailed information on the restructuring actions, see Note 17 to the Financial Statements.

Quarterly Financial Data

	Quarter
2005	1st	2nd	3rd	4th
Net revenue	$2,702	$2,971	$3,339	$3,324
Gross profit	1,244	1,426	1,690	1,657
Profit from operations	436	602	761	760
Income from continuing operations	$371	$584	$596	$622

Net income	$411	$628	$631	$655

Diluted income from continuing operations per common share	$.21	$.35	$.36	$.38

Diluted earnings per common share	$.24	$.38	$.38	$.40

	Quarter
2004	1st	2nd	3rd	4th
Net revenue	$2,676	$2,975	$2,999	$2,902
Gross profit	1,225	1,383	1,401	1,249
Profit from operations	408	523	601	428
Income from continuing operations	$322	$396	$525	$447

Net income	$367	$441	$563	$490

Diluted income from continuing operations per common share	$.18	$.22	$.30	$.25

Diluted earnings per common share	$.21	$.25	$.32	$.28

Included in the results above were the following items:

	Quarter
2005	1st	2nd	3rd	4th
Acquisition-related amortization	$15	$15	$13	$12
Stock-based compensation (a)	5	5	80	85
Favorable tax adjustments and discrete items (b)	—	(78)	(5)	(9)
Gain on sales of assets (c)	(24)	(1)	—	—

	Quarter
2004	1st	2nd	3rd	4th
Acquisition-related amortization	$19	$18	$16	$16
Stock-based compensation (a)	5	4	5	4

a)	Stock-based compensation for the third and fourth quarter of 2005 reflect our adoption of SFAS No. 123(R) as of July 1, 2005 (see Note 1 to the Financial Statements, Effects of Stock-based Compensation, for details).
b)	Favorable tax adjustments and discrete items include favorable adjustments primarily associated with notification of proposed audit adjustments communicated by tax authorities and tax related to the American Jobs Creation Act of 2004 (see Note 19 to the Financial Statements for details on these items).
c)	Gains on sales of assets in the first quarter of 2005 are related primarily to the disposition of a sales facility and the sale of our commodity liquid crystal display driver product line.

The following table presents the changes to the previously reported quarterly amounts to reflect discontinued operations (see Note 2). Net income was not affected by these changes.

	Quarter
2005	1st	2nd	3rd	4th
Net revenue	$270	$268	$251	$268
Gross profit	92	96	81	78
Profit from operations	61	67	54	50
Income from discontinued operations, net of income taxes	$40	$44	$35	$33

Diluted income from discontinued operations per common share	$.02	$.03	$.02	$.02

	Quarter
2004	1st	2nd	3rd	4th
Net revenue	$260	$266	$251	$252
Gross profit	97	99	88	86
Profit from operations	66	69	56	56
Income from discontinued operations, net of income taxes	$45	$45	$38	$43

Diluted income from discontinued operations per common share	$.03	$.03	$.02	$.02

Exhibit 12

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Millions of dollars)

	2005	2004	2003	2002	2001
EARNINGS:
Income (loss) from continuing operations	$2,173	$1,691	$1,065	($475)	($297)

Add:
Provision (benefit) for income taxes	582	481	(15)	(58)	(267)
Amortization of capitalized interest	9	10	12	15	16
Fixed charges from below	35	40	61	80	91

Total earnings (loss)	$2,799	$2,222	$1,123	($438)	($457)

FIXED CHARGES:

Total interest on loans (expensed)	$9	$21	$39	$57	$61
Interest attributable to rental and lease expense	26	19	22	23	30

Fixed charges deducted from earnings	35	40	61	80	91
Capitalized interest	5	3	2	3	13

Total fixed charges	$40	$43	$63	$83	$104

Ratio of earnings to fixed charges	70.0	51.7	17.8	*	*

*	The ratio is not meaningful. The coverage deficiency was $521 million in year 2002 and $561 million in year 2001.